Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
AMONG
VH HOLDINGS, INC.,
VH MERGERSUB, INC.
AND
CDW CORPORATION
DATED AS OF MAY 29, 2007

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TABLE OF CONTENTS
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A-ii

TABLE OF CONTENTS
(continued)

A-iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of May 29, 2007 (this “Agreement”), among VH Holdings, Inc., a Delaware corporation (“Parent”), VH MergerSub, Inc., an Illinois corporation and a wholly owned subsidiary of Parent (“Sub”), and CDW Corporation, an Illinois corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in Section 1.1.
WITNESSETH:
     WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock” or the “Shares”), other than Dissenting Shares (as defined herein) and Shares owned directly or indirectly by Parent or the Company, will be converted into the right to receive cash in an amount equal to $87.75 per Share;
     WHEREAS, the respective boards of directors of the Constituent Corporations have each determined that this Agreement and the Merger are advisable and in the best interests of each corporation and their respective shareholders and recommended that their respective shareholders approve this Agreement;
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of the MDCP Parties (the “Guarantors”) is entering into a limited guaranty with the Company in the form attached hereto as Exhibit A (the “Guaranty”);
     WHEREAS, concurrently with the execution and delivery of this Agreement, in order to induce Parent and Sub to enter into this Agreement, certain shareholders of the Company are entering into a Support Agreement with Parent and Sub in the form attached hereto as Exhibit B (the “Support Agreement”); and
     WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of Parent, Sub and the Company hereby agrees as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION
     Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
     “Acquisition Agreement” has the meaning set forth in Section 6.2(d).
     “Adjustment” has the meaning set forth in Section 3.1(e).
     “Adverse Recommendation Change” has the meaning set forth in Section 6.2(d).
     “Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under Common Control with such Person.
     “Aggregate Merger Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and Shares to be cancelled pursuant to Section 3.1(b)).
     “Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
     “Articles of Merger” has the meaning set forth in Section 2.3.
     “Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, retention, change in control, disability, death benefit, hospitalization, medical, stock appreciation, restricted stock or restricted stock unit or other material benefit plan, program, agreement or arrangement maintained, sponsored or contributed or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or is reasonably expected to have any material obligation or liability.
     “Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized by law to close in the City of New York.
     “Certificate” has the meaning set forth in Section 3.1(c).
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Date” has the meaning set forth in Section 2.2.
     “Code” means the United States Internal Revenue Code of 1986.
     “Commitment Letter” has the meaning set forth in Section 5.7.

     “Company” has the meaning set forth in the introductory paragraph of this Agreement.
     “Company 401(k) Plan” has the meaning set forth in Section 7.1(e).
     “Company Awards” means, collectively, Company Stock Options and Company Restricted Stock Units.
     “Company Board” means the Board of Directors of the Company.
     “Company Common Stock” has the meaning set forth in the first recital of this Agreement.
     “Company DCP” means the CDW Computer Centers, Inc. Deferred Compensation Plan.
     “Company Employment Agreement” has the meaning set forth in Section 4.13(b).
     “Company Financial Statements” has the meaning set forth in Section 4.6.
     “Company Financing Agreements” means, collectively, the Amended and Restated Agreement for Wholesale Financing dated March 22, 2005 by and among CDW Logistics, Inc., the Company and IBM Credit LLC, the Agreement for Wholesale Financing dated May 1, 2007 among CDW Logistics, Inc., Berbee Information Network Corporation and GE Commercial Distribution Finance Corporation, and the Inventory and Working Capital Agreement dated July 15, 2004 among IBM Credit LLC, Berbee Information Network Corporation, Foresight Technology Group, Inc. and Network Engineering Associates, LLC.
     “Company Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property of the Company or any of its Subsidiaries.
     “Company Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds all or any portion of any Company Leased Real Property.
     “Company Letter” means the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter.
     “Company Lines of Credit” means, collectively, (i) the Company’s $35,000,000 unsecured line of credit with The Northern Trust Company, as evidenced by that certain Line of Credit Demand Note dated July 25, 2001 of the Company in favor of The Northern Trust Company, and (ii) the Company’s $35,000,000 line of credit with LaSalle Bank National Association, as evidenced by that certain Replacement Revolving Note dated June 30, 2006 of the Company in favor of LaSalle Bank National Association.
     “Company Material Contract” has the meaning set forth in Section 4.16.

     “Company Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned in fee by the Company or any Subsidiary of the Company.
     “Company Permits” has the meaning set forth in Section 4.9.
     “Company Preferred Stock” has the meaning set forth in Section 4.3(a).
     “Company Real Property” means, collectively, the Company Leased Real Property and the Company Owned Real Property.
     “Company Recommendation” has the meaning set forth in Section 7.3(a).
     “Company Representatives” has the meaning set forth in Section 6.2(a).
     “Company Requisite Vote” has the meaning set forth in Section 4.4(c).
     “Company Restricted Stock” has the meaning set forth in Section 4.3(b)(i).
     “Company Restricted Stock Units” has the meaning set forth in Section 4.3(b)(v).
     “Company SEC Documents” has the meaning set forth in Section 4.6.
     “Company Shareholder Approval” has the meaning set forth in Section 7.3(a).
     “Company Stock Incentive Plans” means the Company’s Incentive Stock Option Plan, 1996 Incentive Stock Option Plan, Senior Management Incentive Plan, 2000 Incentive Stock Option Plan and 2006 Stock Incentive Plan and any other plan or arrangement pursuant to which the Company or any Subsidiary has issued compensatory rights to acquire Company Common Stock.
     “Company Stock Options” has the meaning set forth in Section 4.3(b)(iii).
     “Company Stock Purchase Plan” means the Company’s Employee Stock Purchase Plan.
     “Company Termination Fee” means $146.0 million; provided, that if the Company Termination Fee becomes payable in connection with a Takeover Proposal from an Excluded Party, then the Company Termination Fee means $73.0 million.
     “Confidentiality Agreement” has the meaning set forth in Section 7.4.
     “Constituent Corporations” has the meaning set forth in the introductory paragraph of this Agreement.
     “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” have correlative meanings.

     “D&O Insurance” has the meaning set forth in Section 7.9(b).
     “Debt Financing” has the meaning set forth in Section 5.7.
     “Dissenting Shares” has the meaning set forth in Section 3.1(d).
     “Dissenting Shareholder” has the meaning set forth in Section 3.1(d).
     “Effective Time” has the meaning set forth in Section 2.3.
     “Environmental Law” means any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment or environmental regulation or control or regarding Hazardous Substances or workplace health and safety.
     “Environmental Permits” means any permit, approval, authorization, license, variance or permission required from a Governmental Entity under any applicable Environmental Laws.
     “Equity Funding Letters” has the meaning set forth in Section 5.7.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Benefit Plan” means a U.S. Benefit Plan maintained as of the date of this Agreement that is also an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or that is also an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Exchange Fund” has the meaning set forth in Section 3.2(a).
     “Excluded Party” means any Person, group of Persons or group of Persons that includes a Person from whom the Company or any of the Company Representatives has received a Takeover Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date.
     “Excluded Superior Proposal” means any Superior Proposal made at any time by an Excluded Party.
     “Expenses” means documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all documented and reasonable fees and expenses of law firms, commercial banks or other financing sources, investment banking firms, accountants, experts and consultants to Parent.
     “Financing” has the meaning set forth in Section 5.7.
     “GAAP” means United States generally accepted accounting principles.

     “Governmental Entity” means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational, any stock exchange or any self-regulating entity supervising, organizing and supporting any stock exchange.
     “group,” when referring to a group of Persons, has the meaning set forth in Section 13(d)(3) of the Exchange Act.
     “Guarantor” has the meaning set forth in the third recital of this Agreement.
     “Guaranty” has the meaning set forth in the third recital of this Agreement.
     “Hazardous Substance” means any material defined as toxic or hazardous, including any petroleum and petroleum products, under any applicable Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “IBCA” means the Illinois Business Corporation Act.
     “Identified Person” has the meaning set forth in Section 9.2.
     “Indemnified Person” has the meaning set forth in Section 7.9(a).
     “Initiation Date” means the tenth day after the date the Proxy Statement is first mailed to the Company’s shareholders.
     “Intellectual Property” means all trademarks, service marks, trade names, trade dress, corporate names, logos and slogans, domain names and internet web sites, including all goodwill associated with the foregoing, copyrights and copyrightable works, software and computer programs (whether in source code, executable code or human readable form), databases, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications and rights, trade secrets, know-how and inventions and all other intellectual property rights.
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” means the actual knowledge of the officers of the Company set forth in Section 1.1 of the Company Letter.
     “Liens” means any pledges, claims, liens, charges, encumbrances, defects of title, restrictions on transfer, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever, except in the case of securities, for limitations on transfer imposed by federal or state securities laws.
     “Marketing Period” means the first period of 30 consecutive calendar days after the Initiation Date (A) during which (1) Sub shall have the Required Financial Information that the Company is required to provide to Sub pursuant to Section 7.12(b) and (2) no event has occurred that would cause any of the conditions set forth in Section 8.3 to fail to be satisfied assuming the

Closing were to be scheduled for any time during such 30 consecutive-calendar-day period, and (B) at the end of which the conditions set forth in Section 8.1 shall be satisfied (other than conditions that by their nature can only be satisfied at the Closing); provided that the Marketing Period shall end on any earlier date that is the date on which the Financing otherwise is obtained or is obtainable by Parent or Sub by the satisfaction of conditions no more onerous than those specified in the Commitment Letter; and provided further that if the Marketing Period would not end on or prior to August 9, 2007, the Marketing Period shall commence no earlier than September 5, 2007; and provided further that if the Marketing Period would not end on or prior to December 13, 2007, the Marketing Period shall commence no earlier than January 3, 2008; and provided further that if the Required Financial Information that is furnished to Parent and Sub would be “stale” on any day during such Marketing Period if a registration statement using such financial statements were to be filed with the SEC on such date, then a new 30-day period shall commence; and provided further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, the Company’s accountants shall have withdrawn their audit opinion with respect to any financial statements contained in the Company SEC Documents or shall no longer be willing to provide the consents and comfort letters described in Section 7.12(b).
     “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company or Parent, as the case may be, any change, effect or circumstance, either individually or in the aggregate, that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or Parent and its Subsidiaries taken as a whole, as the case may be; provided, however, that to the extent any change, effect or circumstance is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Change” or “Material Adverse Effect” with respect to the Company or Parent, as the case may be: (i) the entry into or the announcement of the execution of this Agreement (including losses or threatened losses of the relationships of the Company or any of its Subsidiaries with customers, vendors or suppliers or the loss or departure of officers or other coworkers of the Company or any of it Subsidiaries), actions contemplated by this Agreement or the performance of obligations under this Agreement, including the termination of the Company Financing Agreements as provided under Section 8.3(c), (ii) the identity of Parent or any of its Affiliates as the acquiror of the Company, (iii) changes affecting the United States economy or financial or securities markets as a whole or changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries conduct their business, to the extent such changes do not materially disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries conduct their business, (iv) the failure, in and of itself (as opposed to the facts underlying such failure), to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period ending on or after the date hereof, (v) any change, in and of itself (as opposed to the facts underlying such change), in the market price or trading volume of the equity securities of the Company on or after the date hereof, (vi) the suspension of trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, (vii) any change in any applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, (viii) the availability or cost of financing to Parent or Sub, (ix) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof and (x) any litigation arising from or relating to allegations of a breach of fiduciary duty relating to this Agreement or the transactions contemplated hereby.
     “MDCP Parties” means Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners V-C, L.P., a Delaware limited partnership, and Madison Dearborn Capital Partners V Executive-A, L.P., a Delaware limited partnership.
     “Merger” has the meaning set forth in the first recital of this Agreement.
     “Merger Consideration” has the meaning set forth in Section 3.1(c).
     “Morgan Stanley” means Morgan Stanley & Co. Incorporated.
     “Non-Breach Financing Failure” has the meaning set forth in Section 9.2.
     “No-Shop Period Start Date” has the meaning set forth in Section 6.2(a).
     “Notice Period” has the meaning set forth in Section 6.2(e).
     “Parent” has the meaning set forth in the introductory paragraph of this Agreement.
     “Parent Termination Fee” means $146.0 million.
     “Paying Agent” has the meaning set forth in Section 3.2(a).
     “Permitted Lien” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (iii) other liens or imperfections on property which are not material in amount, do not interfere with, and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.
     “Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).
     “principal executive officer” has the meaning set forth in Section 4.6(b).
     “principal financial officer” has the meaning set forth in Section 4.6(b).
     “Proxy Statement” has the meaning set forth in Section 4.8.
     “Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any Person receiving nonpublic information with respect to the Company to keep such information confidential, which provisions to keep such information confidential are no less restrictive in the aggregate to such Person than the Confidentiality Agreement is to Parent, its

Affiliates, and their respective personnel and representatives (it being understood that such agreement with such Person need not have comparable standstill provisions), provided that no such confidentiality agreement shall conflict with any rights of Parent or Sub or obligations of the Company and its Subsidiaries under this Agreement.
     “Required Financial Information” has the meaning set forth in Section 7.12(b).
     “Retained Coworker” has the meaning set forth in Section 7.1(b).
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933.
     “Shareholders Meeting” has the meaning set forth in Section 7.3(a).
     “Shares” has the meaning set forth in the first recital of this Agreement.
     “Solvent” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (a) “debt” means liability on a “claim,” and (b) “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.
     “Sub” has the meaning set forth in the introductory paragraph of this Agreement.
     “Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person and/or by one or more of its Subsidiaries.
     “Superior Proposal” means any proposal or offer from any Person (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase, for consideration consisting of cash and/or securities, of 50% or more of the consolidated assets of the Company and its Subsidiaries or more than 50% of the voting power of the Shares then outstanding, including by means of any tender or exchange offer that if consummated would result in any Person (other than Parent and its Affiliates) beneficially owning Shares with more than 50% of the voting power of the Shares then outstanding and, in each case, that is on terms that the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, such as Morgan Stanley, and with outside counsel) to be more favorable to the Company’s shareholders than the transactions contemplated hereby (after taking into account any revisions to the terms of the transaction contemplated by this Agreement agreed to by Parent pursuant to Section 6.2(e)).
     “Support Agreement” has the meaning set forth in the fourth recital of this Agreement.
     “Surviving Corporation” has the meaning set forth in Section 2.1.
     “Takeover Proposal” means any proposal or offer from any Person (other than Parent and its Affiliates) relating to (i) any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its Subsidiaries or 20% or more of the voting power of the Shares then outstanding, including any tender offer or exchange offer that if consummated would result in any Person (other than Parent and its Affiliates) beneficially owning Shares with 20% or more of the voting power of the Shares then outstanding, or (ii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company pursuant to which any Person or the stockholders of any Person would own 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.
     “Tax” and “Taxes” means any federal, state, local or foreign net income, estimated, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.
     “Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.
     “Termination Date” has the meaning set forth in Section 9.1(b)(i).
     “Transfer Taxes” has the meaning set forth in Section 7.7.
     “William Blair” means William Blair & Company, L.L.C.
     Section 1.2 Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive, (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, and (iv) the word “coworker” shall mean the same as “employee.” Unless the context otherwise requires, a reference herein: (i) to an Article or Section means an Article and Section of this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder and (iv) all references to “dollars” or “$” or any similar reference or designation contained therein means United States dollars. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the IBCA, Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with Section 11.50 of the IBCA.
     Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central Time) on a date mutually agreed to by Parent and the Company, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall not be required to effect the Closing until the earliest of (a) a date during the Marketing Period specified by Sub on no less than five Business Days’ prior notice to the Company, (b) the final day of the Marketing Period and (c) the Business Day prior to the Termination Date. The date on which the Closing actually occurs is referred to as the “Closing Date”.
     Section 2.3 Effective Time. The Merger shall become effective when articles of merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the IBCA, are duly filed with the Secretary of State of the State of Illinois, or at such later time as Sub and the Company shall agree and is specified in the Articles of Merger. When used in this Agreement, the term “Effective Time” shall mean the later of the date and time at which the Articles of Merger are duly filed with the Secretary of State of the State of Illinois or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VIII (but in no event on a date prior to the Closing Date unless otherwise agreed by the Company and Sub).
     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the IBCA and this Agreement.

     Section 2.5 Articles of Incorporation and By-laws; Officers and Directors.
     (a) The articles of incorporation of the Company shall be amended and restated as a result of the Merger so as to read in their entirety as set forth in Exhibit C hereto and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
     (b) The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided by the articles of incorporation or by-laws of the Surviving Corporation or by applicable law.
     (c) The parties hereto shall take all actions necessary so that the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earliest of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
     (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earliest of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE III
EFFECT OF THE MERGER ON THE STOCK OF THE
CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES
     Section 3.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any of Parent, Sub, the Company or the holders of any securities of the Constituent Corporations:
     (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
     (b) Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company and held in its treasury or by any wholly owned Subsidiary of the Company and each Share that is owned by Parent, Sub or any other wholly owned Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
     (c) Conversion of Shares. Subject to Section 3.1(d), each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares), shall be cancelled and be converted into the right to receive in cash, without interest, $87.75 per Share (the “Merger Consideration”). As of the Effective Time, each such Share shall be converted into the right to receive the Merger Consideration and cancelled in accordance with this Section 3.1(c), and when so cancelled, shall no longer be outstanding and shall automatically cease to exist, and each holder of a certificate representing any such Shares (a “Certificate”)

shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each such Share, without interest.
     (d) Shares of Dissenting Shareholders. Any issued and outstanding Shares held by a Person (a “Dissenting Shareholder”) who has not voted in favor of approval of this Agreement and objects to the Merger and complies with all the provisions of the IBCA concerning the right of holders of Shares to dissent from the Merger and obtain payment for their Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 3.1(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 11.70 of the IBCA. If such Dissenting Shareholder withdraws its demand for payment or fails to perfect or otherwise loses its right of payment, in any case pursuant to the IBCA, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest. The Company shall give Parent prompt notice of any demands for payment of Shares received by the Company. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.
     (e) Adjustment. If, between the date of this Agreement and the Effective Time, there is a recapitalization, reclassification, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares (each, an “Adjustment”), the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such Adjustment.
     Section 3.2 Surrender of Certificates.
     (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company that shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the “Paying Agent”), and, as of the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent a cash amount in immediately available funds equal to the Aggregate Merger Consideration (the “Exchange Fund”). Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Sub or, after the Effective Time, the Surviving Corporation; provided, however, that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be remitted to Parent). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Aggregate Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.

     (b) Exchange Procedure. As soon as practicable after the Effective Time (and in any event within three Business Days thereof), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or the making of affidavits of loss in lieu thereof) to the Paying Agent and shall be in a form and have such other customary provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration as provided in Section 3.1. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent pursuant to such instructions, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate (or an affidavit of loss in lieu thereof). Each of Parent, the Paying Agent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the payment of such consideration under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made. As promptly as practicable after the Effective Time, the Paying Agent will mail to each holder of Shares represented by book-entry on the records of the Company or the Company’s transfer agent, on behalf of the Company, other than Dissenting Shares, a check in the amount of the Merger Consideration with respect to each such Share so held.
     (c) No Further Ownership Rights in Shares. All Merger Consideration paid upon the surrender of Certificates (or affidavits of loss in lieu thereof) in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, (i) holders of Shares shall cease to have any rights as shareholders of the Company, (ii) the stock transfer books of the Company shall be closed and (iii) there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.
     (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration to which they are entitled, without interest.
     (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
     (f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash payment into which the Shares represented by such Certificate shall have been converted pursuant to Section 3.1.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (i) as set forth in the corresponding section of the Company Letter, it being understood that matters disclosed pursuant to one section of the Company Letter shall be deemed disclosed with respect to any other section of the Company Letter where it is reasonably apparent that the matters so disclosed are applicable to such other section, (ii) as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date hereof (without regard to (1) for any Section in this Article IV other than Section 4.16, any exhibits thereto, (2) any items included therein that are incorporated by reference to Company SEC Documents filed prior to December 31, 2006 which are not available electronically at the SEC website located at www.sec.gov and (3) disclosures in the “Risk Factors” section or other sections of such filings to the extent that they are forward-looking in nature (it being understood, however, that such exclusions shall not apply to any disclosure expressly made in the Company Letter)) or (iii) as expressly contemplated or expressly permitted under this Agreement or any agreement contemplated hereby, the Company hereby represents and warrants to Parent and Sub as follows:
     Section 4.1 Organization. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, partnership or limited liability company (as the case may be) power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such corporate, partnership or limited liability company (as the case may be) power and authority has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. The Company has made available to Parent complete and correct copies of the articles of incorporation and by-laws of the Company and the charter and by-laws (or similar organizational documents) of each of its Subsidiaries listed in Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, in each case as amended through the date hereof.
     Section 4.2 Subsidiaries. All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens. No shares of preferred stock of any Subsidiary of the Company are issued and outstanding. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding securities, instrument or agreement. Except for (i) the capital stock and other equity interests of its Subsidiaries, (ii) ownership of interests in publicly available investment funds that invest predominately in debt securities reflected on the Company’s balance sheet and (iii) securities obtained by the Company as a creditor in certain bankruptcy proceedings, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.
     Section 4.3 Capital Structure.
     (a) The authorized shares of the Company consists of 500,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”).
     (b) At the close of business on May 25, 2007:
     (i) 79,416,700 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of statutory and contractual preemptive rights, including 118,009 shares of Company Common Stock subject to vesting or forfeiture conditions (“Company Restricted Stock”);
     (ii) 17,805,690 shares of Company Common Stock were held by the Company in its treasury;

     (iii) 7,149,957 shares of Company Common Stock are issuable upon exercise of all outstanding options to purchase Company Common Stock granted under the Company Stock Incentive Plans (collectively, the “Company Stock Options”), whether or not currently exercisable, and are reserved for issuance;
     (iv) 995,334 shares of Company Common Stock were reserved for issuance in accordance with the Company Stock Purchase Plan, and the aggregate amount of funds held under such plan and available for use in purchasing shares of Company Common Stock was less than $600,000; and
     (v) 1,822 shares of Company Common Stock are issuable pursuant to outstanding restricted stock units granted under the Company Stock Incentive Plans (collectively, the “Company Restricted Stock Units”).
     (c) No shares of Company Preferred Stock are issued and outstanding.
     (d) The Company has delivered to Parent a correct and complete list as of the close of business on May 4, 2007 of (i) each outstanding Company Stock Option and Company Restricted Stock Unit and (ii) each outstanding share of Company Restricted Stock, including the date of grant, exercise price (if applicable), number of shares of Company Common Stock subject thereto, the Company Stock Incentive Plan under which such Company Stock Option, Company Restricted Stock Unit or share of Company Restricted Stock, as the case may be, was granted and, with respect to any Company Stock Option, whether it is exercisable. No Company Stock Option provides for the deferral of compensation within the meaning of Treas. Reg. §1.409A-1(b)(5)(i)(A).
     (e) Since the close of business on May 25, 2007, the Company has not issued or reserved for issuance any shares of Company Common Stock other than pursuant to the Company Stock Purchase Plan or upon the exercise of Company Stock Options or the settlement of Company Restricted Stock Units. Since May 4, 2007, there have been no changes to the information set forth in the list referred to in Section 4.3(d), except as a result of the exercise, settlement or forfeiture of any Company Stock Options or the vesting, settlement or forfeiture of Company Restricted Stock or Company Restricted Stock Units.
     (f) Except as set forth in Section 4.3(b), (i) there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, undertakings or contractual rights the value of which are based on the value of the capital stock or other voting securities of the Company of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, undertaking or contractual right, and (ii) there are no voting trusts, proxies, shareholder rights plans or other arrangements to which the Company is a party relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of the Company.
     (g) Except pursuant to the terms of the Company Stock Incentive Plans, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or equity interests of the Company or any of its Subsidiaries.
     (h) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s shareholders may vote.
     Section 4.4 Authority.
     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the Company Requisite Vote, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of this Agreement by the Company Requisite Vote. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     (b) The Company Board, at a meeting duly called and held, subject to the terms and conditions set forth elsewhere in this Agreement, has (i) approved and declared this Agreement, the Merger and the other transactions contemplated hereby advisable and in the best interests of the Company’s shareholders and (ii) resolved to recommend to the shareholders of the Company that they approve this Agreement, and has not subsequently rescinded or modified such approval or resolution in any way, subject to the right of the Company Board to withdraw or modify its recommendation in accordance with the terms of this Agreement.
     (c) The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Shareholders Meeting approving this Agreement (the “Company Requisite Vote”) is the only vote of the holders of any class or series of the Company’s shares of capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby.
     Section 4.5 Consents and Approvals; No Violations. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the IBCA, the laws of other states in which the

Company is qualified to do or is doing business, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances and (b) as may be required in connection with the Taxes described in Section 7.7, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) result in any breach of any provision of the articles of incorporation or by-laws of the Company or of the similar organizational documents of any of the Company’s Subsidiaries, (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except where the failure to make such filings or to obtain such permits, authorizations, consents or approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger), (iii) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound or (iv) violate any law, order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in the case of clause (iii) or (iv), for breaches, defaults, terminations, amendments, cancellations, accelerations or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.
     Section 4.6 SEC Documents and Other Reports.
     (a) The Company has filed with the SEC all forms, reports, statements, schedules and other documents required to be filed by it since December 31, 2005 under the Securities Act or the Exchange Act (the “Company SEC Documents”). As of their respective filing dates (or, if amended prior to the date of this Agreement, as of the respective filing date of such amendment), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC (or, if amended prior to the date of this Agreement, as of the respective filing date of such amendment), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (if amended prior to the date of this Agreement, as amended) (the “Company Financial Statements”) complied as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

     (b) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act, as applicable, with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act.
     (c) The Company’s system of internal control over financial reporting is sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could materially affect the Company’s financial statements.
     (d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that (i) material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.
     Section 4.7 Absence of Material Adverse Change. Since December 31, 2006, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, and there has not been (a) any change or event that has had or would reasonably be expected to have a Material Adverse Change with respect to the Company, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or other equity interest or any redemption, purchase or other acquisition of any of its capital stock or other equity interest, (c) any split, combination or reclassification of any of its capital stock or other equity interest or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interest, (d) any material change in accounting methods, principles or practices used by the Company affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP or (e) any amendments or changes in the articles of incorporation, by-laws or other organizational documents of the Company or any of its Subsidiaries.
     Section 4.8 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will, at the time the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Sub or any of their representatives in writing specifically for inclusion therein. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act.
     Section 4.9 Compliance with Laws.
     (a) Neither the Company nor any of its Subsidiaries is, or since January 1, 2005 has been, in violation of any law, ordinance or regulation of any Governmental Entity, except for any violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Each of the Company and its Subsidiaries has in effect all federal, state, local and foreign governmental licenses, authorizations, consents, permits and approvals necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted (collectively, “Company Permits”), and no default has occurred under any such Company Permit, except for the absence of Company Permits and for defaults under Company Permits that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
     (b) Since January 1, 2002, (i) neither the Company nor any of its Subsidiaries, officers or coworkers has been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Entity or in the award of any material government contract or been listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs (“Listing”) maintained by the government of the United States of America, and (ii) to the Knowledge of the Company, no proceeding for such debarment, suspension or exclusion or proposed Listing has been initiated or threatened.
     (c) Since January 1, 2002, to the Knowledge of the Company (i) no determination has been made by a Governmental Entity that the Company or any of its Subsidiaries is nonresponsible or ineligible for award of a material government contract and (ii) no circumstances exist that could reasonably be expected to result in the institution of debarment, suspension or exclusion proceedings or any finding of nonresponsibility or ineligibility with respect to the Company or any of its Subsidiaries.
     Section 4.10 Tax Matters.
     (a) The Company and each of its Subsidiaries has timely filed or caused to be filed (after taking into account all applicable extensions) all Tax Returns required to be filed by them, except where the failure to timely file would not reasonably be expected to have a Material Adverse Effect on the Company. Such Tax Returns are true, correct and complete, except where the failure to be true, correct or complete would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has paid or caused to be paid all Taxes due and payable whether or not shown as due on any Tax Returns, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company. No deficiencies for any Taxes have been asserted in writing, proposed in writing or assessed in writing against the Company or any of its Subsidiaries that have not been paid or otherwise settled, except for deficiencies that, if finally resolved in a manner adverse to the Company or the relevant Subsidiary would not reasonably be expected to have a Material Adverse Effect on the Company.
     (b) To the Knowledge of the Company, there are no audits, examinations or other proceedings by any taxing authority in progress relating to any Taxes of the Company or any of its Subsidiaries other than audits, examinations or proceedings that are not reasonably expected to result in imposition of additional material Taxes. Neither the Company nor any of its Subsidiaries is a party to any litigation relating to Taxes.
     (c) Since January 1, 2004, neither the Company nor any of its Subsidiaries has distributed the stock of any corporation, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.
     (d) No Benefit Plan or other agreement provides for the Company to pay any additional amounts to any individual with respect to any Tax imposed under Section 4999 of the Code. Neither the Company nor any Subsidiary has incurred any obligation to make any payments that are reasonably expected to (A) be non-deductible under, or otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code or (B) be subject to the imposition of an excise tax under Section 4999 of the Code. The deduction of any material amounts paid with respect to the 2006 calendar year is not reasonably expected to be disallowed under Section 162(m) of the Code.
     (e) Each deferred compensation arrangement subject to the provisions of Section 409A of the Code and with respect to which the Company or any of its Subsidiaries is a “service recipient” (within the meaning of Section 409A of the Code) has been administered in good faith compliance, in all material respects, with the applicable provisions of Section 409A of the Code and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been required to withhold any Taxes due as a result of a failure to comply with Section 409A of the Code.
     (f) Neither the Company nor any of its Subsidiaries has been required to disclose to the Internal Revenue Service that it has participated in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).
     (g) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes computed on a consolidated, combined or unitary basis with any entity as a result of filing a Tax Return with such entity on such basis (except where the entity is the Company or any of its Subsidiaries) under which the Company or any of its Subsidiaries could have material liability for Taxes after the Closing. Neither the Company nor any of its Subsidiaries has been a member of any “affiliated group” (as defined in Section 1504(a) of the Code or any similar provision of state or local law) or any combined, consolidated or unitary group (other than an affiliated, combined, consolidated or unitary group the common parent of which is or was the Company or a Subsidiary).
     (h) Neither the Company nor any of its Subsidiaries has waived in writing any statutory period of limitations for the assessment of any material Tax which waiver is currently in effect or agreed in writing to any extension of time with respect to a material Tax assessment or deficiency which period of extension is currently in effect, nor is any written request by a taxing authority to so waive or extend outstanding.
     Section 4.11 Liabilities. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (a) set forth in the Company’s consolidated balance sheet for the year ended December 31, 2006 included in the Company SEC Documents, (b) incurred in the ordinary course of business since December 31, 2006, (c) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (d) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
     Section 4.12 Litigation. There is no suit, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.
     Section 4.13 Benefit Plans.
     (a) Set forth in Section 4.13(a) of the Company Letter is a list of each material Benefit Plan, excluding bonus, incentive and commission plans, programs, agreements and arrangements for coworkers (other than officers) that are maintained in the ordinary course of business and excluding employment, severance, change in control and termination agreements not required to be listed in Section 4.13(b) of the Company Letter. With respect to each such Benefit Plan, other than Benefit Plans maintained by the Company’s non-U.S. Affiliates, the Company has made available to Parent a true and correct copy of: (i) each such Benefit Plan that has been reduced to writing and all amendments thereto; (ii) each trust, insurance or administrative agreement relating to each such Benefit Plan; (iii) the most recent summary plan description or other written explanation of each Benefit Plan provided to participants; (iv) the most recent annual report (Form 5500) filed with the IRS; and (v) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan intended to be qualified under Section 401(a) of the Code.
     (b) Set forth in Section 4.13(b) of the Company Letter is a list of each material employment, severance, change in control or termination agreement between the Company or any of its Subsidiaries and any current or former officer or director or coworker of the Company or any of its Subsidiaries, in effect as of the date of this Agreement, other than agreements that provide for the payment of an annual base salary or a cash severance benefit in an amount less than $200,000 (each listed agreement, a “Company Employment Agreement”).
     (c) Except as required by law or as the Company or any of its Subsidiaries has deemed advisable due to changes in law, neither the Company nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan or Company Employment Agreement since the date of the most recent audited financial statements included in the Company SEC Documents.
     (d) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) each Benefit Plan has been maintained and administered in compliance with its terms and the applicable requirements of the Code, ERISA and other applicable laws and (ii) all payments, premiums, contributions, reimbursements or accruals thereunder for all periods ending prior to or as of the Effective Time shall have been made or properly accrued on the Company’s latest balance sheet reflected in the Company Financial Statements. There is no Person (other than the Company or any of its Subsidiaries) that together with the Company or any of its Subsidiaries would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA. Neither the Company nor any of its Subsidiaries has at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any of its Subsidiaries has any current or potential obligation or liability under Title IV of ERISA or Section 412 of the Code.
     (e) There are no pending or, to the Knowledge of the Company, threatened disputes, arbitrations, claims, suits, audits, investigations, proceedings, hearings or grievances involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan). There has been no “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) in connection with or with respect to any Benefit Plan that, individually or in the aggregate, would reasonably be expected to result in material liability to the Company or any Subsidiary.
     (f) All Benefit Plans that are intended by their terms to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified or may rely on an opinion letter with respect to a prototype plan, or a timely application for such determination is now pending or there is time remaining for such an application, and the Company has no Knowledge of any reason why any such Benefit Plan or any plan intended to be qualified under the laws of a jurisdiction other than the United States is not so qualified in operation. Neither the Company nor any of its Subsidiaries has any liability or obligation under any welfare plan or agreement to provide benefits after termination of employment or service to any coworker or dependent or any other Person other than as required by Section 4980B of the Code or other applicable law or for a period of not more than three months pursuant to the terms of a separation plan or agreement.

     (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) constitute an event under a Benefit Plan that will or is reasonably expected to result in the accelerated vesting, funding or delivery of, or an increase in the amount or value of, other than an increase due solely to the value of Company Common Stock, any payment or benefit to any current or former coworker, officer, contractor or director of the Company or any of its Subsidiaries.
     Section 4.14 State Takeover Statutes. The action of the Company Board in approving the Merger, this Agreement and the other transactions contemplated hereby is sufficient to render the provisions of Sections 7.85 and 11.75 of the IBCA inapplicable to consummation of the Merger and the execution, delivery and performance of this Agreement and the Support Agreements. To the Knowledge of the Company, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws apply to this Agreement or any of the transactions contemplated hereby.
     Section 4.15 Intellectual Property. To the Knowledge of the Company, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property used in, and material to, the conduct of the business of the Company and its Subsidiaries taken as a whole as currently conducted. No claims are pending as of the date hereof that allege that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property other than claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, no Person is infringing or misappropriating the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property in a manner that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
     Section 4.16 Material Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or other instrument (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (b) that limits or restricts the Company or any of its Subsidiaries from engaging in any line of business or in any geographic area, (c) that is a loan and credit agreement, note, debenture, bond, indenture and other similar contract pursuant to which any indebtedness of the Company or any of its Subsidiaries, in each case in excess of $10.0 million, is outstanding or may be incurred (other than the Company Lines of Credit, the Company Financing Agreements and trade payables incurred in the ordinary course of business), (d) that by its terms requires aggregate payments by the Company or any of its Subsidiaries of more than $10.0 million over the remaining term of such contract, except for any such contract that may be canceled without any material penalty or other liability to the Company or any of its Subsidiaries upon notice of 90 days or less and except for any Company Lease, or (e) for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $25.0 million, except for acquisitions of supplies and acquisitions and dispositions of inventory in the ordinary course of business and capital expenditures contemplated by Section 6.1(e)(i). Each contract of the type described in the first sentence of this Section 4.16 is referred to herein as a “Company Material Contract.” The Company has made available or provided to Parent complete and correct copies of each Company Material Contract. Neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any default under (or any condition which with the passage of time or the giving of notice would cause such a default under) any Company Material Contract to which it is a party or by which it or any of its assets is bound, except for such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
     Section 4.17 Labor and Employment.
     (a) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with applicable labor and employment laws regarding their coworkers including the National Labor Relations Act of 1935, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Illegal Immigration Enforcement Act of 2006 and comparable state, provincial and local laws, except for failures to be in compliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
     (b) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable employment agreements, except for failures to be in compliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
     Section 4.18 Real Estate.
     (a) The Company Real Property is sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted in all material respects.
     (b) To the Knowledge of the Company, (i) the Company has the right to access, use and occupy the Company Leased Real Property for the full term of the Company Lease relating thereto, subject in each case to the terms of the applicable Company Lease, except for any failure to have such right which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company, and (ii) each Company Lease is in full force and effect. To the Knowledge of the Company, there is no default by the Company or any Subsidiary under any Company Lease which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
     (c) To the Knowledge of the Company, the Company or one of its Subsidiaries, as the case may be, has good and insurable fee title to the Company Owned Real Property. To the Knowledge of the Company, the Company Owned Real Property has sufficient access to and from adjoining public right of ways or private easements, that is necessary to the conduct of the business of the Company and its Subsidiaries as presently conducted thereon, except for any failure to have such access which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, there are no violations by the Company or any Subsidiary of any covenant, condition, or restriction affecting the Company Owned Real Property which would materially impair the rights to use and occupancy with respect to the Company Owned Real Property for such purposes necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted thereon, except for any failure to have such right which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
     (d) This Section 4.18 contains the sole and exclusive representations and warranties of the Company with respect to the Company Real Property.
     Section 4.19 Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits; (ii) to the Knowledge of the Company, no property currently or formerly owned or leased by the Company or any of its Subsidiaries has been the subject of any investigation by any Governmental Entity or of any third party demand alleging the presence of any Hazardous Substances that would require remediation pursuant to any Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries is subject to any written order, decree, injunction or indemnity with any Governmental Entity or any third Person relating to liability under any Environmental Law or relating to contamination of any property by Hazardous Substances. This Section 4.19 sets forth the sole representations and warranties of the Company with respect to environmental or workplace health or safety matters, including all matters arising under Environmental Laws.
     Section 4.20 Affiliate Transactions. Except pursuant to any employment or separation agreement with any officer of the Company, there are no transactions of the type that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated by the SEC.
     Section 4.21 Opinions of Financial Advisors. The Company has received the opinion of each of Morgan Stanley and William Blair to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the $87.75 per Share in cash to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to the shareholders of the Company.
     Section 4.22 Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley and William Blair, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Except as expressly contemplated or expressly permitted under this Agreement or any agreement contemplated hereby, each of Parent and Sub, jointly and severally, hereby represents and warrants to the Company as follows:
     Section 5.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such corporate power and authority has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
     Section 5.2 Authority. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Support Agreements and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Support Agreements by Parent and Sub and the consummation by each of Parent and Sub of the Merger and of the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Sub. This Agreement and the Support Agreements have been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and assuming the valid authorization, execution and delivery of the Support Agreements by the shareholders who are parties thereto) constitute the valid and binding obligation of each of Parent and Sub enforceable against each of them in accordance with their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     Section 5.3 Consents and Approvals; No Violations. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the IBCA, the laws of other states in which Parent is qualified to do or is doing business, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, and (b) as may be required in connection with the Taxes described in Section 7.7, neither the execution, delivery or performance of this Agreement or the Support Agreements by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby or thereby will (i) result in any breach of any provision of the respective certificate or articles of incorporation or by-laws of Parent or Sub, (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except where the failure to make such filings or to obtain such permits, authorizations, consents or approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger), (iii) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except, in the case of clause (iii) or (iv), for breaches, defaults, terminations, amendments, cancellations, accelerations or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger.
     Section 5.4 Information Supplied. None of the information supplied or to be supplied by Parent or Sub or any of their representatives in writing specifically for inclusion in the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made in the Proxy Statement based on information supplied by the Company or any of its representatives specifically for inclusion therein.
     Section 5.5 Litigation. As of the date of this Agreement, there is no suit, action, proceeding or investigation pending against Parent, Sub or any of their Subsidiaries that would reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger. None of Parent, Sub or any of their Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger.
     Section 5.6 Capitalization and Interim Operations of Sub. The authorized capital stock of Sub consists solely of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of capital stock of Sub (a) are, and as of the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent and (b) have been, and as of the Effective Time will be, duly authorized and validly issued and are, and as of the Effective Time will be, fully paid and nonassessable and free of preemptive or other similar rights. Sub has no outstanding option, warrant, right or other agreement pursuant to which any Person (other than Parent) may acquire any equity security of Sub. Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation or contemplated by this Agreement.
     Section 5.7 Financing Commitments. Parent has delivered to the Company true and complete copies of (a) an executed commitment letter from the MDCP Parties, J.P. Morgan Ventures Corporation and LB I Group, Inc. to provide equity financing in an aggregate amount set forth therein (the “Equity Funding Letters”) and (b) an executed commitment letter (the “Commitment Letter”) from Lehman Brothers Commercial Bank, Lehman Commercial Paper Inc., Lehman Brothers, Inc., Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. to provide debt financing in an aggregate amount set forth therein (the “Debt Financing,” and, together with the financing referred to in clause (a), the

“Financing”). Each of the Equity Funding Letters and the Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the MDCP Parties, Parent and Sub and, to the Knowledge of Parent, the other parties thereto. Other than as permitted pursuant to Section 7.12(a), none of the Equity Funding Letters or the Commitment Letter has been materially amended or modified, no such material amendment or modification is contemplated, and the respective commitments contained in such letters have not been withdrawn, rescinded or terminated in any respect, and neither Parent nor Sub is in breach of any of the material terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a material condition precedent set forth therein. Parent or Sub has fully paid any and all commitments or other fees required by the Equity Funding Letters or the Commitment Letter that are due as of the date hereof and will pay, after the date hereof, all such commitments and fees as they become due. Except for the payment of customary fees, there are no conditions precedent or other similar contractual contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Equity Funding Letters or the Commitment Letter. The aggregate proceeds contemplated by the Equity Funding Letters and the Commitment Letter will be sufficient for Sub and the Surviving Corporation to pay the Aggregate Merger Consideration as contemplated by Section 3.1, to make any payments required or contemplated by Section 7.1 or Section 7.2 and to make any other repayment or refinancing of debt contemplated in the Equity Funding Letters or the Commitment Letter and to pay all related fees and expenses. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Sub on the Closing Date. There are no side letters or other agreements or arrangements relating to the Financing to which Parent, Sub or any of their Affiliates is a party.
     Section 5.8 Brokers. No broker, investment banker, financial advisor or other Person, other than Lehman Brothers and JP Morgan, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.
     Section 5.9 Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns or, since January 1, 2004, has beneficially owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. Other than the Support Agreement, as of the date hereof, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.
     Section 5.10 Guaranties. Concurrently with the execution of this Agreement, Parent has caused the Guarantors to deliver to the Company the Guaranty. The Guaranty is in full force and effect and is the valid, binding and enforceable obligation of the Guarantors and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guaranty.

     Section 5.11 Absence of Arrangements with Management. Other than this Agreement and the Support Agreement, as of the date hereof, there are no written contracts or agreements between Parent or Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Company Board, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 6.1 Conduct of Business by the Company Pending the Merger. Except as (x) required by applicable law or by a Governmental Entity of competent jurisdiction, (y) expressly contemplated by this Agreement (including as permitted or required by Section 7.10) or (z) set forth in Section 6.1 of the Company Letter, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in the ordinary course as currently conducted. Without limiting the generality of the foregoing, during such period, except as (x) required by applicable law or by a Governmental Entity of competent jurisdiction, (y) expressly contemplated by this Agreement (including as permitted or required by Section 7.10) or (z) set forth in Section 6.1 of the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent, except with respect to Sections 6.1(a), 6.1(b) and 6.1(c), shall not be unreasonably withheld or delayed); provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within five Business Days from the date on which request for such consent is provided by the Company to Parent):
     (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) other than in the case of any wholly owned Subsidiary of the Company, adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities convertible into or exchangeable or exercisable for any             shares of its capital stock, provided that each wholly owned Subsidiary of the Company may repurchase, redeem or otherwise acquire shares of its capital stock or securities convertible into or exchangeable or exercisable for any shares of its capital stock;
     (b) issue, grant, deliver, sell, pledge or otherwise encumber or dispose of any shares of its capital stock or other equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity interests, voting securities or convertible securities, other than (i) the issuance of shares of Company Common Stock pursuant to Company Awards outstanding as of the date of this Agreement, (ii) the issuance by any direct or indirect wholly owned Subsidiary of the Company of its capital stock or equity interests to the Company or another wholly owned Subsidiary of the Company and (iii) the issuance of shares of Company Common Stock pursuant to the Company Stock Purchase Plan in accordance with Section 7.2(d);

     (c) amend its certificate or articles of incorporation or by-laws or other organizational documents;
     (d) other than capital expenditures permitted by Section 6.1(e) and purchases of inventory, raw materials and supplies in the ordinary course of business, acquire (by merger, consolidation, purchase of stock or otherwise), or agree to so acquire, any entity, business or assets having a purchase price in excess of $1.0 million individually or $5.0 million in the aggregate;
     (e) make or agree to make any new capital expenditure, other than capital expenditures (i) approved by the Company Board prior to the date hereof as previously disclosed to Parent or within the Company’s capital budget for fiscal 2007 and previously made available to Parent or (ii) to the extent not covered in clause (i), in an aggregate amount not to exceed $5.0 million;
     (f) other than transactions that are in the ordinary course of business, sell, lease (as landlord), license (as licensor), encumber by Lien or otherwise, or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to sell, lease (as landlord), license (as licensor), encumber or otherwise dispose of, assets having a current value in excess of $5.0 million in the aggregate;
     (g) incur or modify any indebtedness, other than indebtedness (i) existing solely between the Company and its wholly owned Subsidiaries or between such wholly owned Subsidiaries, (ii) available under the Company Financing Agreements, or (iii) in connection with transactions described in Section 6.1(d);
     (h) except in the ordinary course of business and upon terms not materially adverse to the Company and its Subsidiaries with respect to such Company Material Contract, or as required under the terms of a Company Material Contract, enter into, amend or otherwise modify in any material respect any Company Material Contract;
     (i) enter into any contract, agreement or arrangement that prohibits the incurrence of indebtedness by the Company or any Subsidiary or prohibits the Company or any Subsidiary from subjecting to a Lien any material asset or property of the Company;
     (j) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien and any purchase money security interest arising in connection with the purchase of inventory) any material asset or property of the Company or any material portion of the Company’s assets or properties
     (k) settle or compromise any pending or threatened suit, action or claim, other than settlements or compromises requiring payments by the Company or any of its Subsidiaries of no more than $1.0 million individually and $5.0 million in the aggregate;
     (l) (i) increase the salary or wages payable or to become payable to its directors, executive officers or coworkers, except for increases for executive officers and coworkers in the ordinary course of business consistent with past practice; or (ii) enter into any employment or severance agreement with, or establish, adopt, enter into or amend in any material respect, or make any new grants or awards of stock-based compensation or other benefits under, any Benefit Plan, any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, executive officer or coworker, except, in each case (other than with respect to any grant or award of stock-based compensation, which may not be made under any circumstance), in the ordinary course of business, or as may be required by the terms of any such plan, agreement, policy or arrangement or to comply with applicable law;
     (m) except as may be required by GAAP or as a result of a change in law, make any material change in its method of accounting; or
     (n) enter into any contract or agreement to do any of the foregoing.
     Section 6.2 No Solicitation.
     (a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (Eastern Time) on the 31st day following the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, coworkers, agents, advisors and other representatives (such Persons, together with the Subsidiaries of the Company, collectively, the “Company Representatives”) shall have the right to:
     (i) initiate, solicit, facilitate and encourage Takeover Proposals, including by way of providing access to non-public information to any other Person or group of Persons pursuant to a Qualifying Confidentiality Agreement; provided that the Company shall promptly make available to Parent and Sub any material non-public information concerning the Company or its Subsidiaries that is made available to any Person given such access which was not previously made available to Parent and Sub; and
     (ii) enter into and maintain or continue discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations regarding a Takeover Proposal.
     (b) Except as permitted by this Section 6.2 and except as may relate to any Excluded Party, from and after the No-Shop Period Start Date, the Company shall not, the Company shall not give permission to or authorize any Company Representative to, and the Company shall use its reasonable best efforts to cause the Company Representatives not to, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information; provided that the provision of non-public information to a vendor in the ordinary course of business and unrelated to a possible Takeover Proposal shall not, in and of itself, be deemed a violation of this Section 6.2(b)) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a Takeover Proposal, (ii) enter into, participate in, continue or otherwise engage in any discussions or negotiations with respect to any inquiries regarding, or the making of, a Takeover Proposal, or (iii) approve any Acquisition Agreement relating to a Takeover Proposal. No later than two Business Days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the number of Excluded Parties and shall provide to Parent, at the Company’s option, either (1) a copy of any Takeover Proposal from an Excluded Party (which, at the option of the Company, may be redacted to remove the identity of the Excluded Party) or (2) a written summary of the material terms of any Takeover Proposal from an Excluded Party (it being understood that such material terms do not have to include the identity of the Excluded Party). If the Company obtains Knowledge of a material violation of any standstill or confidentiality agreement that the Company has entered into since January 1, 2007 in connection with such Person’s (other than Parent and Sub) consideration of a possible acquisition of the Company, the Company agrees to use its reasonable best efforts to enforce the terms of such standstill or confidentiality agreement.
     (c) Notwithstanding anything to the contrary contained in Section 6.2(b) but subject to the last sentence of this Section 6.2(c), if, at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Shareholder Approval, the Company or any of the Company Representatives receives a written Takeover Proposal by any Person or group of Persons that was not initiated or solicited in violation of Section 6.2(b), which Takeover Proposal was made on or after the No-Shop Period Start Date, (A) the Company and Company Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (B) if the Company Board (or any committee thereof) determines in good faith, after consultation with a financial advisor of nationally recognized reputation, such as Morgan Stanley, and with outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, the Company and Company Representatives may (x) furnish, pursuant to a Qualifying Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and (y) participate in discussions and negotiations regarding such Takeover Proposal. Following the No-Shop Period Start Date, the Company shall promptly advise Parent orally and in writing of the receipt by the Company of any Takeover Proposal made on or after the No-Shop Period Start Date with respect to, or of any request made to the Company for information or inquiry that could reasonably be expected to result in, any Takeover Proposal (in each case within 48 hours of receipt thereof), and the Company shall provide to Parent (within such 48 hour time frame), at the Company’s option, either (i) a copy of any such Takeover Proposal made in writing provided to the Company or any of its Subsidiaries (which, at the option of the Company, may be redacted to remove the identity of the Person or group of Persons making the Takeover Proposal) or (ii) a written summary of the material terms of such Takeover Proposal (it being understood that such material terms do not have to include the identity of the Person or group of Persons making the Takeover Proposal). Following the No-Shop Period Start Date, the Company shall keep Parent informed on a prompt basis of any material change to the terms and conditions of any such Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent. Following the No-Shop Period Start Date, the Company shall promptly notify Parent upon determination by the Company Board that a

Takeover Proposal (other than from an Excluded Party) is a Superior Proposal. Notwithstanding the foregoing, the parties agree that, notwithstanding the commencement of the obligations of the Company under Section 6.2(b) on the No-Shop Period Start Date, the Company may, upon a good faith determination by the Company Board, after consultation with a financial advisor of nationally recognized reputation, such as Morgan Stanley, and with outside counsel, that the Takeover Proposal from an Excluded Party that submitted a Takeover Proposal prior to the No-Shop Period Start Date constitutes or would reasonably be expected to lead to a Superior Proposal, continue to engage in the activities described in Section 6.2(a)(i) or 6.2(a)(ii) with respect to any such Excluded Parties on and after the No-Shop Period Start Date, including with respect to any amended or revised proposal submitted by such Excluded Parties on or after the No-Shop Period Start Date, and this Section 6.2(c) shall not apply with respect thereto.
     (d) Except as set forth in Sections 6.2(e) and 6.2(f), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the Company Recommendation; (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), whether taken by the Company Board (or any committee thereof), an “Adverse Recommendation Change”); or (iii) allow the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or any similar agreement or understanding (other than a Qualifying Confidentiality Agreement) to implement a Takeover Proposal (each, an “Acquisition Agreement”).
     (e) Notwithstanding Section 6.2(d), at any time prior to obtaining the Company Shareholder Approval, if the Company has received a Superior Proposal (after giving effect to the terms of any revised offer by Parent pursuant to this Section 6.2(e)), that was not initiated or solicited in violation of Section 6.2(b), the Company Board may (x) in connection with such Superior Proposal, make an Adverse Recommendation Change or (y) after complying with all of the applicable provisions of Section 7.5 and subject to the proviso below, terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to any Superior Proposal), if, in each case, the Company Board has determined in good faith, after consultation with outside counsel, the failure to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable law, provided that if the Adverse Recommendation Change pursuant to clause (x) or the termination of this Agreement pursuant to clause (y) is to be effected as a result of a Superior Proposal that is not an Excluded Superior Proposal, then the Company Board may not take the action set forth in clause (x) or (y), as the case may be, unless:
     (1) the Company shall have provided prior written notice to Parent at least five calendar days in advance (the “Notice Period”) of its intention to take such action, which notice shall attach the most recent draft of any agreement with respect to, and specify the terms and conditions of any such Superior Proposal (it being understood that such draft and material terms do not have to include the identity of the Person or group of Persons making the Superior Proposal) and any material modifications to any of the foregoing, and
     (2) during the Notice Period, the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute (in the judgment of the Company Board, after consultation with its financial advisor and with outside counsel) a Superior Proposal.
If during the Notice Period any revisions are made to the Superior Proposal and the Company Board of Directors in its good faith judgment determines such revisions are material (it being understood that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 6.2(e) with respect to such new written notice, except that the new Notice Period shall be three calendar days.
     (f) Notwithstanding Section 6.2(d), at any time prior to the Company Shareholder Approval, the Company Board may, other than in response to a Takeover Proposal, make an Adverse Recommendation Change if the Company Board has determined in good faith, after consultation with outside counsel, that the failure of the Company Board to make such Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable law, provided, that the Company Board may not make such Adverse Recommendation Change unless prior thereto the Company shall take the actions set forth in clauses (1) and (2) of Section 6.2(e) as if a Superior Proposal had been received by the Company.
     (g) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or any committee thereof) from (i) informing any Person of the existence of the provisions contained in this Section 6.2, (ii) complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act or (iii) making any disclosure to the Company’s shareholders if, in the case of this clause (iii), in the good faith judgment of the Company Board (or any committee thereof), after consultation with outside counsel, the failure to do so would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable law; provided, however, that neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend that the Company shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Takeover Proposal), unless in each case, in connection therewith, the Company Board (or any committee thereof) effects an Adverse Recommendation Change in accordance with the terms of this Agreement.
     Section 6.3 Conduct of Parent and Sub Pending the Merger.
     (a) During the period from the date of this Agreement through the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to materially delay or impede the consummation of the Merger.
     (b) During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.
     (c) During the period from the date of this Agreement through the Effective Time, neither Parent nor Sub shall consent to any amendment, or waive any provision, of any Support Agreement without the prior written consent of the Company
     Section 6.4 Control of the Company’s Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise complete control of its business and operations.
ARTICLE VII
ADDITIONAL AGREEMENTS
     Section 7.1 Coworker Benefits.
     (a) Except as otherwise provided in this Section 7.1 or in Section 7.2, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation or any of its Affiliates to amend or terminate any particular Benefit Plan or any other particular benefit plan, program, agreement, arrangement or policy, or as requiring the Surviving Corporation or any of its Affiliates to establish or offer to continue (other than as required by its terms) any written employment contract; provided, however, that no such amendment or termination may impair the rights of any person with respect to benefits or any other payments earned, accrued or payable as of the time of or as a result of such amendment or termination without the written consent of such person. Nothing contained in this Section 7.1 or any other provision in this Agreement shall be construed as establishing or amending any Benefit Plan or any other benefit plan, program, agreement or arrangement or as granting any coworker any right to employment or continued employment on or after the Effective Time or as limiting the ability of the Surviving Corporation or any of its Affiliates to terminate the employment of any coworker at any time and for any or no reason.
     (b) From the Effective Time through December 31, 2008, the Surviving Corporation shall provide each individual who is a coworker of the Company or any of its Subsidiaries as of the Effective Time (including coworkers who are not actively at work on account of illness, disability or leave of absence) (each a “Retained Coworker”), while employed by the Surviving Corporation or any of its Affiliates, with (i) base compensation that is not less than the base compensation paid to such Retained Coworker immediately prior to the Effective Time, (ii) cash bonuses and cash incentive compensation on a basis substantially equivalent to the terms of the cash bonus and cash incentive compensation plans and programs maintained by the Company or any of its Subsidiaries immediately prior to the Effective Time, subject to the right of the Company to establish applicable performance targets and to amend or modify such plans and programs in the ordinary course of business and subject to the provisions set forth in Section 7.1(b) of the Company Letter and (iii) all other coworker benefits that in the aggregate are substantively equivalent to those provided to such Retained Coworker immediately prior to the Effective Time, other than equity-based compensation.
     (c) From the Effective Time through December 31, 2008, the Surviving Corporation shall provide to each Retained Coworker coverage under vacation and sick leave policies that are not less favorable to such Retained Coworker than the vacation and sick leave policies in effect for such Retained Coworker immediately prior to the Effective Time. Parent shall take all necessary action so that each Retained Coworker shall after the Effective Time continue to be credited with the unused vacation and sick leave credited to such coworker through the Effective Time under the applicable vacation and sick leave policies of the Company and its Subsidiaries.
     (d) Parent shall take all necessary action so that, for all purposes under each employee benefit plan maintained or assumed by Parent or any of its Subsidiaries in which Retained Coworkers are eligible to participate as of or after the Effective Time (other than for purposes of calculating benefits under a defined benefit pension plan), each such Retained Coworker shall be given credit for all service with the Company and its Subsidiaries (or all service credited by the Company or its Subsidiaries) to the same extent as if rendered to Parent or any of its Subsidiaries.
     (e) For plan years ending on or before December 31, 2007, Parent shall cause the Surviving Corporation or one of its Subsidiaries to continue each tax-qualified defined contribution plan maintained by the Company or any of its Subsidiaries, including plans intended to be qualified under the tax laws of the United States or Canada (the “Company 401(k) Plans”) as in effect immediately prior to the Effective Time and to make matching, profit sharing and other employer contributions thereunder in an amount and in a manner that is consistent with the annual matching, profit sharing and other employer contributions made under the Company 401(k) Plans for the 2006 plan year; provided, however, that the Berbee Information Networks Corp. 401(k) Plan may be merged into the Company’s Employees’ Profit Sharing Plan effective January 1, 2008. To the extent Retained Coworkers become eligible to participate in a 401(k) plan maintained by Parent or its Subsidiaries during a subsequent plan year, elective deferrals made under the Company 401(k) Plans and compensation received from the Company, the Surviving Corporation and their Subsidiaries with respect to such plan year shall be taken into account for purposes of determining the amount of annual employer matching, profit sharing and other employer contributions allocated for such plan year.
     (f) Prior to the Effective Time, the Company may, in the sole discretion of the Company Board, terminate the Company DCP pursuant to Treas. Reg. §1.409A-3(j)(4)(ix)(B) and distribute all account balances to the participants in such plan or amend the Company DCP to permit participants to change the date on which their Company DCP accounts are to be paid, in either case, to the extent permitted under Section 409A of the Code and the transition rules thereunder.

     (g) Parent shall honor or cause to be honored by the Company, the Surviving Corporation and their Subsidiaries all employment agreements, consulting agreements, retention agreements, bonus agreements, severance and separation agreements, relocation agreements, retirement agreements and non-competition agreements with or applicable to current and former directors, officers and coworkers of the Company and its Subsidiaries. Not later than the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deliver to each coworker of the Company who has entered into a Transitional Compensation Agreement with the Company (or his or her beneficiary or estate) a written notice, in the form set forth in Section 7.1(g) of the Company Letter and in accordance with Section 9(b) of such Transitional Compensation Agreement, in which Parent agrees to unconditionally assume all of the obligations of the Company under such Transitional Compensation Agreement. From the Effective Time through December 31, 2008, Parent shall (i) continue or cause to be continued by the Surviving Corporation the Company’s Compensation Protection Plan as in effect immediately prior to the Effective Time, and (ii) maintain or cause the Surviving Corporation to maintain a severance plan or policy with terms at least as favorable to Retained Coworkers as the terms of the severance policy set forth in Section 7.1(g) of the Company Letter.
     (h) Parent shall, or shall cause the Company and the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Coworkers and, as described in Section 4.13(f), former coworkers of the Company and its Subsidiaries under any welfare or fringe benefit plan in which such Retained Coworkers and former coworkers may be eligible to participate after the Effective Time and prior to January 1, 2009, other than limitations or waiting periods that are in effect with respect to such coworkers and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company for the Retained Coworkers and former coworkers prior to the Effective Time, and (ii) provide each such Retained Coworker and former coworker with credit under any welfare plans in which such Retained Coworker or former coworker becomes eligible to participate after the Effective Time and prior to January 1, 2009 for any co-payments and deductibles paid by such Retained Coworker or former coworker for the then current plan year and for any out-of-pocket expenditures paid by such Retained Coworker or former coworker at any time under the corresponding welfare plans maintained by the Company prior to the Effective Time.
     (i) Prior to the Effective Time, the Company may, in its sole discretion, amend all nonqualified deferred compensation plans maintained by the Company or any of its Subsidiaries as it deems necessary to comply with Section 409A of the Code, subject to the consent of affected participants to the extent required by the terms of any such plan. After the Effective Time, Parent shall cause the Surviving Corporation to take any further action that it deems necessary for such plans to comply with Section 409A of the Code.
     (j) This Section 7.1 is not intended to, and shall not be construed to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder.
     Section 7.2 Treatment of Stock-Based Awards.

     (a) At the Effective Time, each Company Stock Option then outstanding, whether or not then exercisable, shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive promptly (but in no event later than five days) after the Effective Time, a cash payment in respect of such cancellation from the Surviving Corporation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option, whether or not then exercisable and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Surviving Corporation.
     (b) At the Effective Time, all shares of Company Restricted Stock shall become fully vested and shall be converted into the right to receive the Merger Consideration pursuant to Section 3.1(c).
     (c) At the Effective Time, each Company Restricted Stock Unit then outstanding, whether or not then vested, shall be cancelled by the Company in consideration for which the holder thereof shall be entitled to receive promptly (but in no event later than five days) after the Effective Time, a cash payment from the Surviving Corporation in respect of such cancellation in an amount equal to (i) the product of (x) the number of shares of Company Common Stock subject to or related to such Company Restricted Stock Unit and (y) the Merger Consideration, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Surviving Corporation.
     (d) Effective as of June 30, 2007 (the last day of the purchase period pending as of the date of this Agreement), the Company shall suspend all payroll deductions under the Company Stock Purchase Plan such that no shares of Company Common Stock may be purchased with respect to purchase periods beginning on or after such date; provided that no more than $1.0 million may be contributed by participants under the Company Stock Purchase Plan from the date hereof through June 30, 2007. As of the Effective Time, the Company Stock Purchase Plan shall terminate.
     (e) The Company Board (or committee thereof) and the board of directors of Parent shall, prior to the Effective Time, take all such actions as may be necessary pursuant to Rule 16b-3(d) and Rule 16b-3(e) to exempt the conversion to cash of all Shares, Company Stock Options and other derivative securities with respect to Shares held by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act or by coworkers or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by the respective boards of directors to implement the foregoing.
     (f) Each of the Parent, the Paying Agent, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 7.2 to any holder of Company Stock Options, Company Restricted Stock or Company Restricted Stock Units, that it is required to deduct and withhold with respect to the payment of such consideration under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Stock Option, Company Restricted Stock or Company Restricted Stock Unit in respect of which such deduction and withholding was made.
     Section 7.3 Shareholder Approval; Preparation of Proxy Statement.
     (a) The Company shall, as soon as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”) for the purpose of obtaining the approval of this Agreement by the Company Requisite Vote (the “Company Shareholder Approval”); provided, that the Company shall not be required to mail the Proxy Statement prior to the No-Shop Period Start Date. The Company shall, through the Company Board (but subject to the right of the Company Board to make an Adverse Recommendation Change as set forth in Section 6.2), recommend to its shareholders in the Proxy Statement that the Company Shareholder Approval be given (the “Company Recommendation”).
     (b) The Company shall, in consultation with Parent, prepare and file a preliminary Proxy Statement with the SEC as soon as reasonably practicable following the date of this Agreement and shall use its reasonable efforts to respond promptly to any comments of the SEC or its staff and cause the Proxy Statement to be cleared by the SEC, and, to the extent permitted by law and subject to Section 7.3(b), to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement, in each case to the extent required by applicable law. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto. Prior to filing or mailing the Proxy Statement or making any other required filing with the SEC (including any amendment or supplement) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act.
     (c) The Company agrees to advise Parent as promptly as reasonably practicable if at any time prior to the Shareholders Meeting information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect. The Company will as promptly as reasonably practicable furnish such supplemental information as may be necessary in order to cause the Proxy Statement to comply with applicable law after the mailing thereof to the shareholders of the Company.
     Section 7.4 Access to Information. Upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated March 9, 2007, between the Company and Parent (as assignee of the rights of Madison Dearborn Partners, LLC), as the same may be amended, supplemented or modified (the “Confidentiality Agreement”), the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, coworkers, accountants, counsel and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, coworkers and records (including Tax records), and during such period, the Company shall (and shall cause each of its Subsidiaries to) make available to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws and (b) all other information concerning its business, properties and coworkers as Parent may reasonably request; provided, however, that such access and information shall only be provided to the extent that such access or the provision of such information would not violate applicable law; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company (after consultation with its outside counsel) would result in the disclosure of any trade secrets of third Persons or violate any of the Company’s obligations with respect to confidentiality if the Company shall have used its reasonable efforts to obtain the consent of such third Person to such inspection or disclosure or (ii) to disclose any attorney-client privileged information of the Company or any of its Subsidiaries; and provided further that Parent may not engage in testing of any of the Company’s or its Subsidiaries’ real property without the written consent of the Company, which consent shall not be unreasonably withheld. All requests for information made pursuant to this Section 7.4 shall be directed to the Vice President — Business Development of the Company or such Person as may be designated by such officer. In no event shall the Company be required to supply to Parent, or Parent’s officers, coworkers, accountants, counsel or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company, except to the extent necessary for use in the Proxy Statement or as required by Section 6.2. In the event of a termination of this Agreement for any reason, Parent shall, in accordance with the terms of the Confidentiality Agreement, return or destroy, or cause to be returned or destroyed, all nonpublic information so obtained from the Company or any of its Subsidiaries and any copies made of such documents for Parent.
     Section 7.5 Fees and Expenses.
     (a) Except as provided below in this Section 7.5 and in Section 7.12(b), all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
     (b) The Company shall pay, or cause to be paid, by wire transfer of immediately available funds, to Madison Dearborn Capital Partners V-B, L.P., (x) the Company

Termination Fee and (y) the Expenses up to a maximum amount not to exceed $35.0 million, under the circumstances and at the times set forth as follows:
     (i) if Parent terminates this Agreement under Section 9.1(d), the Company shall pay the Company Termination Fee no later than two Business Days after such termination;
     (ii) if the Company terminates this Agreement under Section 9.1(e), the Company shall pay the Company Termination Fee prior to and as a condition to the effectiveness of such termination; and
     (iii) if the Company or Parent terminates this Agreement under Section 9.1(b)(i) or 9.1(b)(iii) and after the date of this Agreement and prior to such termination any Person or group of Persons shall have made a Takeover Proposal and, in the case of a termination under Section 9.1(b)(iii), such Takeover Proposal shall not have been publicly withdrawn at least three Business Days prior to the Shareholders Meeting, then (A) the Company shall pay the Expenses on the date of such termination if this Agreement is terminated by the Company or within two Business Days after such termination if this Agreement is terminated by Parent and (B) if within twelve months after such termination, the Company shall enter into a definitive agreement in respect of a Takeover Proposal (with all percentages in the definition of Takeover Proposal changed to 50%) or a Takeover Proposal (with all percentages in the definition of Takeover Proposal changed to 50%) shall be consummated, the Company shall pay an amount equal to the excess of the Company Termination Fee over the Expenses paid pursuant to clause (A) concurrently with the earlier of the entering into of such definitive agreement or the consummation of such Superior Proposal.
     (c) Parent shall pay, or cause to be paid, by wire transfer of immediately available funds, to the Company the Parent Termination Fee if the Company terminates this Agreement under Section 9.1(f)(ii), no later than two Business Days after such termination.
     (d) In the event that the Company shall fail to pay the Company Termination Fee and/or Expenses, or Parent shall fail to pay the Parent Termination Fee, required pursuant to this Section 7.5 when due, such fees and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fees and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s prime lending rate. In addition, if either party shall fail to pay such fee and/or Expenses, as the case may be, when due, such owing party shall also pay to the owed party all of the owed party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be.
     Section 7.6 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the transactions contemplated hereby shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.
     Section 7.7 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”). All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of Shares.
     Section 7.8 State Takeover Laws. If any “fair price,” “moratorium” or “control share acquisition” statute or other similar antitakeover statute or regulation enacted under state laws in the United States shall become applicable to the transactions contemplated hereby or in the Support Agreements, Parent and the Company and their respective boards of directors shall use reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.
     Section 7.9 Indemnification; Directors and Officers Insurance.
     (a) For a period of six years after the Effective Time, unless otherwise required by applicable law, Parent shall cause the respective articles or certificate of incorporation and by-laws (or equivalent organizational documents) of the Surviving Corporation and each of its Subsidiaries to contain provisions no less favorable with respect to the exculpation from personal liability and indemnification of and advancement of expenses to directors, officers, coworkers and agents than are set forth in the articles of incorporation or by-laws of the Company (or organizational documents of the relevant Subsidiary of the Company) as in effect on the date hereof; provided, however, that if any claim or claims are asserted against any individual entitled to the protections of such provisions within such six-year period, such provisions shall not be modified in a manner adverse to such individual until the final disposition of any such claims. Parent shall cause the Company to indemnify and advance expenses to, and shall itself indemnify and advance expenses to as if it were the Company, each present and former director, officer, coworker, agent or employee benefit plan fiduciary (an “Indemnified Person”) of the Company or any of its Subsidiaries (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or coworker of another entity at the request of the Company or any of its Subsidiaries) in respect of actions, omissions or events through the Effective Time to the fullest extent provided in the articles of incorporation or by-laws of the Company or the organizational documents of any Subsidiary of the Company, as applicable, or under applicable laws, in each case, as in effect on the date of this Agreement; provided, however, that any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the applicable law, the articles of incorporation or by-laws of the

Company or the organizational documents of any Subsidiary of the Company, as applicable, or any such agreement, as the case may be, shall be made by independent legal counsel jointly selected by such Indemnified Person and Parent; and provided, further, that nothing in this Section 7.9 shall impair any rights of any Indemnified Person. Without limiting the generality of the preceding sentence, if any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 7.9 after the Effective Time, Parent shall, or shall cause the Company to, to the fullest extent permitted by law, promptly advance to such Indemnified Person his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto under the IBCA or other applicable law with respect to such proceeding. Notwithstanding anything to the contrary set forth in this Section 7.9(a), neither Parent nor the Surviving Corporation (i) shall be liable for any settlement entered into by an Indemnified Person without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall have any obligation hereunder to any Indemnified Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. Any Indemnified Person wishing to claim indemnification under this Section 7.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation of such claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice shall not affect the obligations of Parent and the Surviving Corporation except to the extent such failure to notify materially prejudices their ability to defend such claim, action, suit, proceeding or investigation.
     (b) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
     (c) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs, executors or similar representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to the Indemnified Persons (including their successors, assigns and heirs) without the consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby.
     Section 7.10 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, including Sections 6.2 and 7.3, each of the Company, Parent and Sub agrees to use its reasonable best efforts to effect the consummation of the Merger as soon as practicable after the date hereof. Subject to the terms and conditions of this Agreement, without limiting the foregoing, (a) each of the Company, Parent and Sub agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger and (b) each of the Company, Parent and Sub shall, and shall cause its Subsidiaries to, use its or their reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third Person required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.
     Section 7.11 Notification of Certain Matters. Subject to applicable laws and the instructions of any applicable Governmental Entity, each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third Person or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.
     Section 7.12 Financing.
     (a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Commitment Letter and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter if such amendment, modification, waiver or remedy reduces the aggregate amount of the Debt Financing or materially increases the likelihood that the conditions to funding therein will not be satisfied (provided that Parent and Sub may replace or amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Commitment Letter as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Parent or Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Debt Financing commitments and enforce its or Sub’s rights thereunder, (ii) satisfy on a timely basis all conditions applicable to Parent and Sub to obtaining the Debt Financing set forth therein (including by consummating the financing pursuant to the terms of the Equity Funding Letters), (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter or on other terms that would not adversely impact the ability of Parent or Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby and (iv) consummate the Financing at or prior to Closing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial or Parent or the Company and in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but no later than the earlier of the last day of the Marketing Period and the Business Day prior to the Termination Date. For the avoidance of doubt, if (x) all or any portion of the Debt Financing structured as privately offered notes is not yet received by Parent or Sub, (y) the conditions to closing in Article VIII (other than those conditions that by their nature can only be satisfied at the Closing) shall have been satisfied or waived and (z) the bridge facilities contemplated by the Commitment Letter (or alternative bridge financing obtained in accordance with this Agreement) are available in all material respects on the terms and conditions described in the Commitment Letter (or described in replacements thereof or alternative financing therefore), then Parent shall cause the proceeds of such bridge financing (or replacement or alternative financing) to be used to replace such privately offered note financing no later than the final day of the Marketing Period (or if earlier, the Business Day prior to the Termination Date). Parent and Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing. Parent shall give the Company prompt notice of any material breach by any party to the Commitment Letter of which Parent or Sub becomes aware or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and provide copies of all documents related to the Debt Financing (other than any ancillary documents subject to confidentiality agreements) to the Company.
     (b) Prior to the Closing, the Company shall provide to Parent and Sub, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, coworkers and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Sub all cooperation reasonably requested by Parent that is necessary in connection with the Financing (including the syndication thereof), including using reasonable best efforts to:
     (i) participate in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies on reasonable advance notice,
     (ii) assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing,
     (iii) execute and deliver any definitive financing documents or other customary certificates, legal opinions or documents as may be reasonably requested by Parent (including consents of accountants for use of their reports in any materials relating to the Debt Financing),
     (iv) furnish Parent and Sub and their Financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including all financial statements and financial data of the type and as of the dates required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act, to consummate the offerings of any debt securities contemplated by the Commitment Letter (the “Required Financial Information”) and
     (v) obtain accountants’ comfort letters and legal opinions as reasonably requested by Parent, including legal opinions at the Closing from the Company’s legal counsel with respect to such matters concerning the Company and its Subsidiaries as are customary for such transactions and in forms reasonably acceptable to Parent, and provide reasonable factual information to Parent which may be required to obtain surveys and title insurance with respect to the Company Owned Real Property as reasonably requested by Parent;
provided, however, that:
     (1) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries,
     (2) any offering documents, private placement memoranda or prospectuses in relation to debt securities need not be issued by the Company or any of its Subsidiaries prior to the Effective Time and any such documents, memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor,

     (3) the Company shall not be required to become subject to any obligations under underwriting or placement agreements, pledge and security documents or other definitive financing documents prior to the Closing, and
     (4) any information provided to Parent or Sub by the Company (including the Required Financial Information) shall be subject to the Confidentiality Agreement.
Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.
     (c) Parent acknowledges and agrees that its obligations under this Agreement are not conditioned upon the receipt by Parent of the proceeds of the Equity Funding Letters or the Commitment Letter and that any failure by Parent to have available at the time the conditions to its obligations to effect the Merger set forth in Article VIII are satisfied or capable of satisfaction by action taken at the Closing all funds contemplated by the Equity Funding Letters and the Commitment Letter shall constitute a breach by Parent of this Agreement, subject to the limitations set forth in Section 9.2.
     Section 7.13 Solvency Letter. The parties shall engage, at the expense of the Company (except that, if the Closing does not occur under circumstances in which the Company Termination Fee is not payable pursuant to the terms of this Agreement), the Company and Sub shall share such expense equally), an appraisal firm of national reputation reasonably acceptable to Parent and the Company to deliver a letter in a form reasonably acceptable to the Company Board and addressed to the respective boards of directors of Parent and the Company and, if requested by them, the lenders providing the Financing indicating that, immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, including the Financing, any alternative financing permitted by this Agreement and the payment of the Aggregate Merger Consideration and all related fees and expenses, the Company will be Solvent. Without limiting the generality of the foregoing, each of Parent and the Company shall use their respective reasonable best efforts to (a) make available to such appraisal firm their respective officers, coworkers and advisors upon reasonable notice and (b) provide or make available such information concerning the business, properties, assets and liabilities of the Company, in each case as may be reasonably requested by such appraisal firm in connection with the delivering of such letter.
ARTICLE VIII
CONDITIONS PRECEDENT
     Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing (where permitted) as of the Effective Time of the following conditions:
     (a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

     (b) No Injunction or Restraint. No decree, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction preventing, restraining or enjoining the consummation of the Merger shall be in effect.
     (c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.
     (d) Solvency Letter. The respective boards of directors of Parent and the Company and, if requested by them, the lenders providing the Financing shall have received the letter referred to in Section 7.13 and such letter shall not have been withdrawn or modified in any material respect.
     Section 8.2 Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver in writing (where permitted) as of the Effective Time of the following additional conditions:
     (a) Accuracy of Representations and Warranties. The representations and warranties of Parent and Sub set forth in Section 5.1 (Organization), in Section 5.2 (Authority), in Section 5.6 (Capitalization and Interim Operations of Sub), in Section 5.7 (Financing Commitments) and in Section 5.8 (Brokers) shall be true and correct in all respects as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of Parent and Sub contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent and Sub by a duly authorized officer of Parent as to the effect of the preceding two sentences.
     (b) Performance of Obligations. Parent and Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Parent and Sub to be performed and complied with by them under this Agreement prior to Closing. The Company shall have received a certificate signed on behalf of Parent and Sub by a duly authorized officer of Parent as to the effect of the preceding sentence.
     Section 8.3 Conditions to the Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction or waiver in writing (where permitted) as of the Closing and as of the Effective Time of the following additional conditions:
     (a) Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization), in Section 4.3 (Capital Structure), in Section 4.4 (Authority), in Section 4.14 (State Takeover Statutes) and in Section 4.22 (Brokers) shall be true and correct in all respects as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of the Company contained in this Agreement (other than those listed in the preceding two sentences) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company as to the effect of the preceding two sentences.
     (b) Performance of Obligations. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed and complied with by it under this Agreement prior to Closing. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company as to the effect of the preceding sentence.
     (c) Company Financing Agreements. Each of the Company Financing Agreements shall have either been (i) terminated or (ii) amended in such a manner as to (1) expressly provide that the only Liens arising under such agreements are purchase money liens securing the financed assets, (2) eliminate any covenant prohibiting the incurrence of indebtedness or imposition of Liens and (3) permit the consummation of the Merger and the transactions contemplated hereby, including the incurrence of the Debt Financing and security interests and Liens in connection therewith.
ARTICLE IX
TERMINATION AND AMENDMENT
     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval is obtained:
     (a) by mutual written consent of Parent and the Company;
     (b) by either Parent or the Company:

     (i) if the Merger shall not have been consummated on or before February 11, 2008 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;
     (ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party who has not used its reasonable best efforts to cause such order to be lifted or otherwise taken such action as is required to comply with Section 7.10; or
     (iii) if the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Shareholders Meeting or any adjournment or postponement thereof;
     (c) by Parent if the Company shall have breached any representation, warranty, covenant, obligation or other agreement contained in this Agreement that (i) would result in the failure of a condition set forth in Section 8.3(a) or 8.3(b) to be satisfied and (ii) cannot be or has not been cured prior to the earlier to occur of (x) 30 days after the giving of written notice to the Company of such breach and Parent’s intention to terminate this Agreement pursuant to this Section 9.1(c) or (y) the Termination Date;
     (d) by Parent if (i) the Company Board (or any committee thereof) shall have made an Adverse Recommendation Change, (ii) the Company Board (or any committee thereof) shall have resolved to make an Adverse Recommendation Change (it being understood and agreed that Parent shall not be entitled to terminate this Agreement pursuant to this clause (ii) prior to the expiration of the Notice Period with respect to any such resolution made pursuant to Section 6.2(e) or 6.2(f) that gives Parent a right to receive a notice of the intent to effect an Adverse Recommendation Change), (iii) the Company fails to include the Company Recommendation in the Proxy Statement or (iv) the Company shall have entered into a definitive agreement for a Superior Proposal;
     (e) by the Company pursuant to Section 6.2(e); or
     (f) by the Company if Parent or Sub shall have (i) breached any of their respective representations, warranties, covenants, obligations or other agreements contained in this Agreement that (x) would result in the failure of a condition set forth in Section 8.2(a) or 8.2(b) to be satisfied and (y) cannot be or has not been cured prior to the earlier to occur of (1) 30 days after the giving of written notice to Parent or Sub, as applicable, of such breach and the Company’s intention to terminate this Agreement pursuant to this Section 9.1(f)(i) or (2) the Termination Date or (ii) failed to obtain the proceeds pursuant to the Financing (or alternative financing as permitted by Section 7.12(a)) necessary to pay the Aggregate Merger Consideration and consummate the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement within five Business Days of the first date after the end of the Marketing Period upon which all conditions set forth in Sections 8.1 and 8.3 have been satisfied (or are capable of satisfaction by action taken at the Closing) or waived.
     Section 9.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers, directors, stockholders or Affiliates except with respect to Section 4.22, Section 5.8, Section 7.5, this Section 9.2 and Article X and the last sentence of each of Section 7.4 and Section 7.12(b); provided that
     (i) subject to the limitations set forth in clauses (ii) and (iii) of this proviso, nothing herein shall relieve any party from liability for losses or damages resulting from willful breach prior to such termination of any of such party’s representations, warranties, covenants or other agreements set forth herein that would reasonably be expected to cause any of the conditions set forth in Article VIII not to be satisfied;
     (ii) if the Merger is not consummated and this Agreement is terminated for any reason related to the failure of Parent and Sub to obtain the proceeds pursuant to the Financing (or alternative financing as permitted by Section 7.12(a)) necessary to pay the Aggregate Merger Consideration and such failure is not due to Parent or Sub having otherwise willfully breached any of their representations, warranties, covenants or other agreements set forth herein prior to such termination (a “Non-Breach Financing Failure”), the sole and exclusive remedy of the Company against Parent, Sub, Guarantors or any of their respective former, current or future stockholders, partners, members, directors, officers, employees, Affiliates or agents (each a “Identified Person”) for any loss or damage suffered as a result of the failure of the transactions contemplated hereby to be consummated or the breach of any representation, warranty or covenant of Parent or Sub hereunder shall be the right to terminate this Agreement pursuant to Section 9.1(f)(ii) and to receive payment of the Parent Termination Fee in accordance with Section 7.5(c) and the terms of the Guaranty of the Guarantors, and upon payment of the Parent Termination Fee in accordance with Section 7.5(c) none of Parent, Sub or any of their respective Identified Persons shall have any further liability or obligation to the Company or any other Person relating to or arising out of this Agreement or the transactions contemplated hereby; and
     (iii) notwithstanding clause (i) of this proviso or anything else in this Agreement to the contrary and whether or not this Agreement shall have been terminated, in no event shall the Company, on the one hand, or Parent, Sub, the Guarantors or any of their respective Identified Persons, on the other hand, be liable for, or seek to recover against the other party, any losses or damages relating to or arising out of this Agreement, the Equity Funding Letters or the transactions contemplated hereby and thereby, including breaches by Parent or Sub of any representations, warranties, covenants and agreements contained herein or therein or arising from any other claim or cause of action, in excess of $292.0 million in the aggregate (inclusive of any obligation to pay the Company Termination Fee or Parent Termination Fee, as applicable).
     Each of the parties hereto acknowledges that the agreements contained in Section 7.5 and this Section 9.2 are an integral part of the transactions contemplated by this Agreement without which agreements, the parties would not enter into this Agreement and that none of the fees contemplated under Section 7.5(b) or 7.5(c) is a penalty. Notwithstanding any other provision of this Agreement, the maximum liability of each Guarantor shall be limited to the express obligations of the Guaranty of such Guarantor.
     Section 9.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after obtaining the Company Shareholder Approval, but if the Company Shareholder Approval shall have been obtained, thereafter no amendment shall be made that by law requires further approval by the Company’s shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in such other parties’ representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance by such other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE X
GENERAL PROVISIONS
     Section 10.1 Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.
     Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Sub, to:
VH Holdings, Inc.
c/o Madison Dearborn Partners, LLC
Three First National Plaza
Chicago, Illinois 60602
Attn: Mark B. Tresnowski, Esq.
Facsimile: (312) 895-1001
     with a copy to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Edward T. Swan, P.C.
R. Scott Falk, P.C.
Michael D. Paley

Facsimile: (312) 861-2200
     (b) if to the Company, to:
CDW Corporation
200 N. Milwaukee Avenue
Vernon Hills, Illinois 60061
Attn: John A. Edwardson
Facsimile: (847) 968-0336
     with a copy to:
CDW Corporation
200 N. Milwaukee Avenue
Vernon Hills, Illinois 60061
Attn: Christine A. Leahy
Facsimile: (847) 968-0303
     and
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attn: Thomas A. Cole and Dennis V. Osimitz
Facsimile: (312) 853-7036
     Section 10.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.4 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, this Agreement (together with the Company Letter) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. Parent, Sub and the Company hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and that this Agreement, except for the provisions of Section 7.2 and Section 7.9, is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the accuracy or completeness of the representations and warranties set forth herein.
     Section 10.5 Governing Law; Venue; Waiver of Jury Trial.
     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     (b) The parties hereby irrevocably submit to the jurisdiction of the United States District Court for the Northern District of Illinois (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Illinois) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof and each of Parent and Sub hereby irrevocably appoints CT Corporation as its agent for service of process.
     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(c).
     Section 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent shall have the right to assign all or any portion of its rights and obligations under this Agreement to (i) an affiliate of Parent that is controlled by one or more of the MDCP Parties (including any such affiliate which may be organized subsequent to the date hereof), (ii) from and after the Effective Time, in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Company, or (iii) from and after the Effective Time, to any lender providing financing to Parent or the Company or any of their Affiliates, for collateral security purposes, and any such lender may exercise all of the rights and remedies of Parent hereunder; provided, that no assignment pursuant to this Section 10.6 shall in any manner limit or impair Parent’s obligations hereunder or release Parent from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.
     Section 10.8 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and, subject to Section 9.2 and the provisions of the Guaranty, to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

     For the avoidance of doubt, the parties agree that in the event of a Non-Breach Financing Failure, the Company’s sole and exclusive remedy shall be payment to it of the Parent Termination Fee, and in no event, whether as a result of a Non-Breach Financing Failure or otherwise, shall Parent, Sub, the Guarantors or any of their Affiliates have any liability or obligation in excess of the amount set forth in Section 9.2(iii).
     Section 10.9 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Parent (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.
     Section 10.10 Construction. The parties have participated jointly in negotiation and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
[Signatures on following page]

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

VH HOLDINGS, INC.
By:	/s/ Benjamin D. Chereskin
	Name:	Benjamin D. Chereskin
	Title:	President

VH MERGERSUB, INC.
By:	/s/ Benjamin D. Chereskin
	Name:	Benjamin D. Chereskin
	Title:	President

CDW CORPORATION
By:	/s/ John A. Edwardson
	Name:	John A. Edwardson
	Title:	Chairman and Chief Executive Officer

Exhibit A
FORM OF GUARANTY
Limited Guaranty
     Limited Guaranty, dated as of May 29, 2007 (this “Limited Guaranty”), by Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners V-C, L.P., a Delaware limited partnership, and Madison Dearborn Capital Partners V Executive-A, L.P., a Delaware limited partnership (collectively, the “Guarantors”) in favor of CDW Corporation, an Illinois corporation (the “Company”). Reference is hereby made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 29, 2007, among the Company, VH Holdings, Inc., a Delaware corporation (“Parent”), and VH MergerSub, Inc, an Illinois corporation and a wholly-owned subsidiary of Parent (“Sub”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.
     1. Limited Guaranty. The Guarantors hereby irrevocably and unconditionally guarantee to the Company, the payment, if and when due, of (i) the Parent Termination Fee by Parent pursuant to Section 7.5(c) of the Merger Agreement and (ii) any damages payable by Parent and Sub pursuant to Section 9.2 of the Merger Agreement, in each case subject to the terms and limitations of Section 9.2 of the Merger Agreement (collectively, the “Guaranteed Obligations”); provided that in no event shall Guarantors’ liability under this Limited Guaranty exceed $292 million in the aggregate (the “Maximum Amount”), and provided, further, that this Guaranty will expire and will have no further force or effect, and the Company and its Affiliates will have no rights hereunder, in the event that the Closing occurs. The Company hereby agrees that the Guarantors shall in no event be required to pay more than the Maximum Amount under or in respect of this Limited Guaranty and that no Guarantor or Guarantor’s Affiliate (as hereinafter defined) shall have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guaranty, other than as expressly set forth herein.
     2. Terms of Limited Guaranty.
     (a) This Limited Guaranty is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Limited Guaranty, irrespective of whether any action is brought against Parent or Sub or any other Person or whether Parent or Sub or any other Person are joined in any such action or actions.
     (b) Except as otherwise provided herein, the liability of the Guarantors under this Limited Guaranty shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of:
     (i) any release or discharge of any obligation of Parent or Sub contained in the Merger Agreement exclusively resulting from any change in the corporate existence, structure or ownership of Parent or Sub, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Sub or any of their assets;

     (ii) any amendment or modification of the Merger Agreement in accordance with its terms, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any agreement entered into by the Company, on the one hand, and Parent and/or Sub, on the other hand, in connection therewith;
     (iii) the existence of any claim, set-off or other right that the Guarantors may have at any time against Parent or Sub or the Company, whether in connection with any Guaranteed Obligation or otherwise; or
     (iv) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantors or otherwise operates as a discharge of the Guarantors as a matter of law or equity (other than payment of the Guaranteed Obligations or as permitted by Section 2(e)).
     (c) The Guarantors hereby waive any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guaranty or acceptance of this Limited Guaranty. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between Parent, Sub or the Guarantors, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty. When pursuing its rights and remedies hereunder against any Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or Sub or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or Sub or any such other Person or to realize upon or to exercise any such right of offset shall not relieve any Guarantor of any liability hereunder.
     (d) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment to the Company in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.
     (e) Notwithstanding any other provision of this Limited Guaranty, the Company hereby agrees that (i) each of the Guarantors may assert, as a defense to, or release or discharge of, any payment or performance by such Guarantor under this Limited Guaranty, any claim, set-off, deduction, defense or release that Parent or Sub could assert against the Company under the terms of the Merger Agreement or that could otherwise be asserted by Parent or Sub against the Company in any action by the Company against Parent or Sub and (ii) any failure by the Company to comply with the terms of the Merger

Agreement, including, without limitation, any breach by the Company of the representations and warranties contained therein or in any of the agreements, certificates and other documents required to be delivered by the Company pursuant to the terms of the Merger Agreement (whether such breach results from fraud, intentional misrepresentation or otherwise), that would relieve each of Parent and Sub of its obligations under the Merger Agreement shall likewise automatically and without any further action on the part of any Person relieve the Guarantors of their obligations under this Limited Guaranty.
     3. Waiver of Acceptance, Presentment; Etc. The Guarantors irrevocably waive acceptance hereof, presentment, demand, protest and any notice not provided for herein or not required to be provided to Parent or Sub under or in connection with the Merger Agreement, other than defenses that are available to Parent or Sub (i) under the Merger Agreement, (ii) in respect of a breach by the Company of this Limited Guaranty and (iii) in respect of fraud or willful misconduct of the Company or any of its Affiliates in connection with the Merger Agreement or the transactions contemplated thereby.
     4. Sole Remedy. The Company acknowledges and agrees that the sole cash asset of each of Parent and Sub is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Sub unless the Closing occurs, and that the Company shall not have any right to cause any monies to be contributed to Parent or Sub by any current, former or prospective equity holder, officer, member, manager, director, agent, employee, Affiliate or assignee of any of the Guarantors. The Company further agrees that it has no remedy, recourse or right of recovery against, or contribution from, any Guarantor or any of the Guarantors’ former, current or future stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents or Affiliates, or any Affiliate or assignee of any of the foregoing, (other than any Affiliate that has executed a limited guaranty in favor of the Company, to the extent of such Affiliate’s obligations under such guaranty) (collectively, “Guarantor Affiliates”), through Parent or Sub or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by or through a claim by or on behalf of Parent or Sub against any Guarantor or any Guarantor Affiliate, or otherwise, except for its rights under this Limited Guaranty provided, however, that in the event any Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of all the Guarantors’ remaining net assets plus uncalled capital is less than the Maximum Amount, then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statue, regulation or other applicable law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability of the Guarantors hereunder up to the Maximum Amount. Recourse against the Guarantors under this Limited Guaranty shall be the sole and exclusive remedy of the Company and all of its Affiliates against any Guarantor or any Guarantor Affiliate (other than against Parent or Sub for non-monetary damages) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Company hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against any Guarantor or any Guarantor Affiliate (other than against Parent or Sub for non-monetary damages) except for claims against any Guarantor under this Limited Guaranty. Nothing set forth in this Limited Guaranty shall affect or be construed to affect any liability of Parent or Sub to the Company or shall confer or give or shall be construed to confer or give to any Person other than the Company (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantors as expressly set forth herein.
     5. Subrogation. The Guarantors will not exercise any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency laws) or otherwise, by reason of any payment by any of them pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations have been paid in full.
     6. Termination. This Limited Guaranty shall terminate upon the earlier of (i) the Closing and (ii) the first anniversary of any termination of the Merger Agreement in accordance with its terms if the Company has not presented a claim for payment of any obligation of any Guarantor hereunder to the Guarantors by such first anniversary, unless there is at such time litigation pending in respect of this Limited Guaranty, in which case this Limited Guaranty shall terminate promptly following the termination of any such litigation. In the event that the Company or any of its Affiliates asserts in any litigation or other proceeding (i) relating to this Limited Guaranty, (ii) relating to any Limited Guaranty of any other Person liable with respect to the Guaranteed Obligations or (iii) against the Guarantors or any Guarantor Affiliate or other Person liable with respect to the Guaranteed Obligations under the terms hereof, that (x) the provisions of Section 1 hereof limiting the Guarantors’ liability to the Maximum Amount, (y) the provisions of Section 4 hereof or (z) any similar provisions of any other Limited Guaranty of any other Person with respect to the Guaranteed Obligations, are illegal, invalid or unenforceable in whole or in part, the obligations of the Guarantors under this Limited Guaranty shall terminate automatically and shall thereupon be null and void, and upon such termination, none of the Guarantors or any Guarantor Affiliate shall have any liability or obligation to the Company or any of its Affiliates in respect of this Limited Guaranty, the Merger Agreement or the transactions contemplated hereby and thereby.
     7. Continuing Guaranty. Unless terminated pursuant to the provisions of Section 6 hereof, this Limited Guaranty is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantors, their successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its respective successors, transferees and assigns. All obligations to which this Limited Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. Notwithstanding anything to the contrary contained in this Guaranty, the Company hereby agrees that to the extent Parent and Sub are relieved of any of their representations, warranties, covenants or agreements contained in the Merger Agreement so as to render Section 9.2 of the Merger Agreement inapplicable, or Parent is relieved of its payment obligations under Section 7.5(c) in respect of the Parent Termination Fee, the Guarantors shall be similarly relieved of its Guaranteed Obligations under this Guaranty.

     8. Release. By its acceptance of this Limited Guaranty, the Company hereby covenants and agrees that neither the Company nor any of its Subsidiaries or Affiliates, and the Company agrees to the maximum extent permitted by law, none of its officers, directors, security holders or representatives, has or shall have any right of recovery under or in connection with the Merger Agreement, or the transactions contemplated thereby (including a claim to enforce the equity funding letter dated as of the date hereof from the Guarantors to Parent (the “Equity Funding Letter”)) or otherwise relating thereto, and to the extent that it has or obtains any such right it, to the maximum extent permitted by law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, the Guarantors and each of the Affiliates of the Guarantors from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby (including a claim to enforce the Equity Funding Letter), whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil, by or through a claim by or on behalf of Parent or Sub or any other Person against any other Affiliate of any of the Guarantors, or otherwise under any theory of law or equity, other than claims against the Guarantors pursuant to this Limited Guaranty. The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against any of the Guarantors or any Affiliate of the Guarantors, except claims against the Guarantors under this Limited Guaranty.
     9. Entire Agreement. This Limited Guaranty constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Sub and the Guarantors or any of their respective Affiliates on the one hand, and the Company or any of its Affiliates on the other hand, except for the Merger Agreement.
     10. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantors and the Company, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guaranty will operate as a waiver thereof.
     10. Counterparts. This Limited Guaranty may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Limited Guaranty will become effective when duly executed by each party hereto.
     11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed, so long as a copy is sent the same day by overnight courier) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     (a) If to the Guarantors to:
Madison Dearborn Partners V-A, L.P.
Three First National Plaza, Ste. 3800
Chicago, Illinois 60602
Attention: Benjamin D. Chereskin
Facsimile: (312) 895-1311
Madison Dearborn Partners V-C, L.P.
Three First National Plaza, Ste. 3800
Chicago, Illinois 60602
Attention: Benjamin D. Chereskin
Facsimile: (312) 895-1311
Madison Dearborn Partners V Executive-A, L.P.
Three First National Plaza, Ste. 3800
Chicago, Illinois 60602
Attention: Benjamin D. Chereskin
Facsimile: (312) 895-1311
with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Edward T. Swan, P.C.
Michael D. Paley
Facsimile: (312) 861-2200
     (b) if to the Company, to:
CDW Corporation
200 N. Milwaukee Ave.
Vernon Hills, Illinois 60061
Facsimile: (847) 968-0336
Attn: John A. Edwardson
with copies to (which shall not constitute notice):
CDW Corporation
200 N. Milwaukee Avenue
Vernon Hills, Illinois 60061
Facsimile: (847) 968-0303
Attn: Christine A. Leahy

and
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attn: Thomas A. Cole and Dennis V. Osimitz
Facsimile: (312) 853-7036
     12. Governing Law. This Limited Guaranty, the rights of the parties and all actions arising in whole or part under or in connection herewith, shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     13. Jurisdiction; Venue; Waiver of Service of Process.
     (a) Jurisdiction. Each party to this Limited Guaranty, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Illinois or the United States District Court for the Northern District of Illinois for the purpose of any action between the parties arising in whole or in part under or in connection with this Limited Guaranty, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above- named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above- named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above- named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above- named courts, or that this Limited Guaranty or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such action other than before one of the above- named courts. Notwithstanding the previous sentence, a party may commence any action in a court other than the above- named courts solely for the purpose of enforcing an order or judgment issued by one of the above- named courts.
     (b) Venue. Each party agrees that for any action between the parties arising in whole or in part under or in connection with this Limited Guaranty, such party will bring actions only in the State of Illinois. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
     (c) Service of Process. Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Limited Guaranty in any manner permitted by Illinois Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
     14. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED- FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS LIMITED GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     15. Representations and Warranties. Each Guarantor hereby represents and warrants to the Company with respect to itself that (a) it has all power and authority to execute, deliver and perform this Limited Guaranty; (b) the execution, delivery and performance of this Limited Guaranty by such Guarantor has been duly and validly authorized and approved by all necessary company action, and no other proceedings or actions on the part of such Guarantor are necessary therefor; (c) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against such Guarantor in accordance with its terms; (d) the execution, delivery and performance by such Guarantor of this Limited Guaranty do not and will not (i) violate the organizational documents of the Guarantor, (ii) violate any applicable law or judgment binding on such Guarantor or its assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which such Guarantor is a party; and (e) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for such Guarantor to fulfill its Guaranteed Obligations under this Limited Guaranty shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 7 hereof.
     16. No Assignment. Neither the Guarantors nor the Company may assign their rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Company (in the case of an assignment by any Guarantor) or the Guarantors (in the case of an assignment by the Company).
     17. Severability. Any term or provision of this Limited Guaranty that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 2(v), 4, 5 and 8 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.
     18. Headings. The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.
     19. Several Liability. Notwithstanding anything to the contrary contained in this Limited Guaranty, the liability of each Guarantor hereunder shall be several, not joint and several, based upon its respective Pro Rata Percentage, and no Guarantor shall be liable for any amounts hereunder in excess of its Pro Rata Percentage of the Maximum Amount. The “Pro Rata Percentages” of each Guarantor are as set forth below:

Madison Dearborn Capital Partners V-A, L.P.	78.3957%
Madison Dearborn Capital Partners V-C, L.P.	20.8011%
Madison Dearborn Capital Partners V Executive-A, L.P.	0.8032%

100%
*****

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guaranty as of the date first written above.

MADISON DEARBORN CAPITAL PARTNERS V-A, L.P. By: Madison Dearborn Partners V-A&C, L.P. Its: General Partner By: Madison Dearborn Partners, LLC Its: General Partner
By:
Its:	Managing Director

MADISON DEARBORN CAPITAL PARTNERS V-C, L.P. By: Madison Dearborn Partners V-A&C, L.P. Its: General Partner By: Madison Dearborn Partners, LLC Its: General Partner
By:
Its:	Managing Director

MADISON DEARBORN CAPITAL PARTNERS V EXECUTIVE-A, L.P. By: Madison Dearborn Partners V-A&C, L.P. Its: General Partner By: Madison Dearborn Partners, LLC Its: General Partner
By:
Its:	Managing Director

Signature Page to Limited Guaranty

CDW CORPORATION
By:
Name:
Title:

Signature Page to Limited Guaranty

Exhibit B
SUPPORT AGREEMENT
     This SUPPORT AGREEMENT (the “Agreement”), dated as of May 29, 2007, is made by and among the parties listed under “Shareholders” on the signature pages hereto (each individually, a “Shareholder” and, collectively, the “Shareholders”), VH Holdings, Inc., a Delaware corporation (“Parent”), and VH MergerSub, Inc., an Illinois corporation and a wholly-owned subsidiary of Parent (“Sub”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
     WHEREAS, concurrently herewith, Parent, Sub and CDW Corporation, an Illinois corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for the merger of Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;
     WHEREAS, as of the date hereof, the Shareholders beneficially own, or have, individually or together, complete investment authority over, and have, individually or together (or upon exercise or exchange of a convertible security will have) the power to vote and dispose of the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth opposite their name on Schedule A attached hereto (the “Owned Shares” and, together with any securities issued or exchanged with respect to such shares of Common Stock upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company’s capital structure or securities of which such Shareholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether by purchase, acquisition or upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as, the “Covered Shares”); and
     WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent and Sub have required that the Shareholders agree, and in order to induce Parent and Sub to enter into the Merger Agreement, the Shareholders have agreed, to enter into this Agreement with respect to (a) the Covered Shares and (b) certain other matters as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I.
SUPPORT AGREEMENT
     Section 1.1 Support Agreement. The Shareholders hereby agree that during the Voting Period (as defined below), at any meeting of the shareholders of the Company,

however called, or at any adjournment thereof or in any other circumstances upon which a vote or other approval is sought, the Shareholders shall (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote (or cause to be voted) in person or by proxy the Covered Shares in favor of the Merger, the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and (iii) vote (or cause to be voted) the Covered Shares against (A) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of all or substantially all of the assets or securities of the Company and any of its Subsidiaries (other than pursuant to the Merger), dividend or distribution, (B) any change in the corporate structure of the Company or its Subsidiaries or any amendment to the Company’s articles of incorporation or bylaws (other than pursuant to the Merger Agreement), (C) any Takeover Proposal or other proposal made in opposition to or in competition with the consummation of the Merger, (D) the election of a group of individuals to replace a majority or more of the individuals on the Board of Directors of the Company as of the date hereof and (E) any other action, agreement, proposal, plan or arrangement that could reasonably be expected to result in a breach of a representation, warranty or covenant of the Company under the Merger Agreement or would in any manner prevent or materially impede, interfere with or delay the Merger, the approval of the Merger Agreement or the consummation of any of the transactions involving Parent and Sub contemplated by the Merger Agreement. For the purposes of this Agreement, “Voting Period” shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement pursuant to Section 5.1 hereof. The Shareholders agree that, during the Voting Period, they will not, in their capacity as shareholders of the Company, act by written consent on any matter. The provisions of this Section 1.1 shall apply whether or not the Company breaches any of its representations, warranties, covenants or agreements under the Merger Agreement.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Parent and Sub hereby represent and warrant to each Shareholder as follows:
     Section 2.1 Valid Existence. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each has the requisite corporate power and authority to carry on its business as it is now being conducted.
     Section 2.2 Authority Relative to This Agreement. Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDERS
     Each Shareholder hereby represents and warrants to Parent and Sub as follows:
     Section 3.1 Authority Relative To This Agreement. Such Shareholder has the legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 3.2 No Conflict.
     (a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of its obligations under this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Shareholder, (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract to which such Shareholder is a party or (iii) render the provisions of Sections 7.85 and 11.75 of the IBCA applicable to the Merger, the Merger Agreement or this Agreement.
     (b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Entity, agency or official except for applicable requirements of the Securities and Exchange Act of 1934, as amended.
     Section 3.3 Ownership Of Shares. As of the date hereof, such Shareholder has good and marketable title to and is the beneficial owner (within the meaning provided in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of the Owned Shares set forth opposite such Shareholder’s name on Schedule A hereto, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Covered Shares. Such Shareholder does not beneficially own or exercise control or direction over, directly or indirectly, any securities of the Company except as set forth on Schedule A hereto. Other than as provided in this Agreement, such Shareholder is not currently obligated to grant and has not granted any proxy in respect of any of the Covered Shares and such Shareholder has not entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Covered Shares. None of the Covered Shares is subject to, or is the subject of, any commitment, undertaking or agreement, the terms of which would affect in any way the ability of such Shareholder to perform such Shareholder’s obligations under this Agreement, or, once acquired by Parent, of Parent to enjoy the full rights of ownership thereof. No proceedings are pending which, if adversely determined, will have an adverse effect on any ability to vote or dispose of any of the Covered Shares.
     Section 3.4 Shareholder Has Adequate Information. Such Shareholder is a sophisticated investor with respect to the Covered Shares and has independently and without reliance upon Parent or Sub and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that neither Parent nor Sub has made nor makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.
     Section 3.5 No Setoff. To the knowledge of such Shareholder, there are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Covered Shares or affect the validity or enforceability of the Covered Shares.
     Section 3.6 Reliance. Such Shareholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.
     Section 3.7 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III, such Shareholder makes no express or implied representation or warranty with respect to such Shareholder, the Covered Shares, or otherwise.
ARTICLE IV.
COVENANTS OF THE SHAREHOLDERS
     Each Shareholder hereby covenants and agrees as follows:
     Section 4.1 No Transfer. Other than pursuant to the terms of this Agreement or the Merger Agreement, without the prior written consent of Parent or as otherwise provided in this Agreement, during the term of this Agreement, such Shareholder hereby agrees to not, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares or (ii) sell, sell short, pledge, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of law), or enter into any contract, option futures contract, short sale, derivative contract or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance, delivery or other disposition of (including by merger, consolidation operation of law or otherwise), any Covered Shares. Promptly following the date hereof, such Shareholder and Parent shall deliver joint written instructions to the Company and to the Company’s transfer agent stating that the Owned Shares may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Parent or except in accordance with the terms and conditions of this Agreement. If any Covered Shares are acquired after the date hereof by a Shareholder, the foregoing instructions shall be delivered upon acquisition of such Covered Shares. Notwithstanding the foregoing, the Shareholders may transfer (A) up to 284,900 of the Covered Shares by gift to charitable organizations without restriction and (B) up to 1,424,501 of the Covered Shares by gift to charitable organizations provided that prior to, and as a condition of, any such gift, each transferee under this clause (B) shall unconditionally and irrevocably, in accordance with the IBCA and to the fullest extent permitted by applicable law, appoint Parent or its designee, and each of them, as such transferee’s sole and exclusive attorney-in-fact and proxies, with full power of substitution and re-substitution, to vote the transferred Covered Shares and to exercise all voting, consent and similar rights of such transferee with respect to the Covered Shares (including, without limitation, the power to execute and deliver written consents and to cause the Covered Shares to be counted as present for the purpose of establishing a quorum) at every annual, special or adjourned meeting of the holders of the Common Stock and in every written consent in lieu of such meeting, in accordance with clauses (ii) and (iii) of Section 1.1; and provided further that all such transferred Covered Shares shall be certificated and the certificate shall bear a legend that they are subject to the terms of this Agreement and the proxy contemplated by clause (B) of this Section 4.1. Any proxy granted pursuant to clause (B) of this Section 4.1 shall terminate immediately at the same time as this Agreement is terminated in accordance with Section 5.1 hereof.
     Section 4.2 Dissent Rights. Such Shareholder covenants that he or she will not exercise any rights of dissent or appraisal provided under the Merger, any applicable laws (including the IBCA) or otherwise in connection with the approval of the Merger or any other corporate transaction considered at the Shareholders Meeting.
     Section 4.3 Public Announcement. Such Shareholder shall obtain the written consent of Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein, in its capacity as a shareholder of the Company, except as may be required by law with respect to the making of a public statement (in which case, each Shareholder will consult with Parent prior to making such public statement).
     Section 4.4 Additional Shares; Notification. Such Shareholder shall as promptly as practicable notify Parent of the number of any new Covered Shares acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though beneficially owned by such Shareholder on the date hereof. Such Shareholder agrees that such Shareholder will promptly notify Parent in writing upon any representation or warranty of such Shareholder in this Agreement becoming untrue in any material respect or upon an obligation of such Shareholder not being complied with in any material respect.
     Section 4.5 No Restraint on Officer or Director Action; Etc. Notwithstanding anything to the contrary herein, each of Parent and Sub hereby acknowledges and agrees that no provision in this Agreement shall limit or otherwise restrict any Shareholder with respect to any act or omission that such Shareholder may undertake or authorize in his or her capacity as a director or officer of the Company or any subsidiary thereof, including any vote that such individual may make as a director of the Company with respect to any matter presented to the Board of Directors of the Company. The agreements set forth herein shall in no way restrict any such director or officer in the exercise of his or her duties as a director or officer of the Company or any subsidiary thereof. Each Shareholder has executed this Agreement solely in his or her capacity as the record and/or beneficial owner of his or her Covered Shares and no action taken by such Shareholder solely in his or her capacity as a director or officer of the Company or any subsidiary thereof shall be deemed to constitute a breach of any provision of this Agreement.
     Section 4.6 Further Assurances. Subject to Section 4.5 above, such Shareholder hereby agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company and Parent in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated by the Merger Agreement (other than any Takeover Proposal or Superior Proposal), and to carry out the intents and purposes of this Agreement. Subject to Section 4.5, such Shareholder agrees that such Shareholder will not enter into any agreement, arrangement or understanding or make any commitment with any person that would violate any provision or agreement contained in this Agreement.
ARTICLE V.
MISCELLANEOUS
     Section 5.1 Termination. This Agreement and all of its provisions shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) written notice of termination of this Agreement by Parent or Sub to Shareholders (such date of termination, the “Termination Date”); except that the provisions of this Article V shall survive any such termination.
     Section 5.2 Survival of Representations and Warranties. The respective representations and warranties of the Shareholders, Parent and Sub contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger or termination of this Agreement pursuant to Section 5.1, and thereafter, except in the case of fraud or willful misconduct or any breach by any Shareholder of this Agreement prior to its termination in accordance with Section 5.1, no party hereto shall be under any liability whatsoever with respect to any such representation or warranty.
     Section 5.3 Fees And Expenses. Except as otherwise expressly provided in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
     Section 5.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4):
     if to Parent or Sub:
VH Holdings, Inc.
c/o Madison Dearborn Partners, LLC
Three First National Plaza
Chicago, Illinois 60602
Facsimile: (312) 895-1001
Attn: Mark B. Tresnowski, Esq.
with a copy, which shall not constitute notice, to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Facsimile: (312) 861 2200
Attn: Edward T. Swan, P.C.
      Michael D. Paley
if to the Shareholders:
Attn: Michael P. Krasny; Michael Tepper.
Sawdust Investment Management Corp.
1622 Willow Road Suite 200
Northfield, IL 60093

Facsimile: (847) 498-1177
with copies to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004-2498
Facsimile: (212) 558 3588
Attn: W. Jay Clayton, III
Additionally, any notice delivered to any party hereto shall also be given to the Company in accordance with this Section 5.4 at:

CDW Corporation
200 N. Milwaukee Avenue
Vernon Hills, Illinois 60061
Facsimile: (847) 968-0336
Attn: John A. Edwardson
with copies to:
CDW Corporation
200 N. Milwaukee Avenue
Vernon Hills, Illinois 60061
Facsimile: (847) 968-0303
Attn: Christine A. Leahy
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036
Attn: Thomas A. Cole, Esq.
      Dennis V. Osimitz, Esq.
     Section 5.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 5.6 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that either Parent or Sub may assign all or any of its rights and obligations hereunder to an Affiliate, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
     Section 5.7 Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
     Section 5.8 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
     Section 5.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. However, if after the execution hereof and before the Termination Date the Shareholders should die or become incapacitated, this Agreement shall be binding on the Shareholders’ estate or other legal representative.
     Section 5.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     Section 5.11 Specific Performance; Submission To Jurisdiction.
     (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Northern District of Illinois (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Illinois), this being in addition to any other remedy to which the parties are entitled at law or in equity under this Agreement.
     (b) The parties hereby irrevocably submit to the jurisdiction of the United States District Court for the Northern District of Illinois (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Illinois) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.4 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.
     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY

HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11(c).
     Section 5.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 5.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 5.14 Further Assurances. From time to time, at the request of another party and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Sub and the Shareholders have caused this Agreement to be duly executed on the date hereof.

VH HOLDINGS, INC.
By:
Name:
Title:

VH MERGERSUB, INC.
By:
Name:
Title:

SHAREHOLDERS: Michael P. Krasny Revocable Trust U/A/D July 1, 1993
By:
Name:
Title:

CIRCLE OF SERVICE FOUNDATION, INC.
By:
Name:
Title:

MPK-DT 2005 GRAT I
By:
Name:
Title:

MPK-DT 2006 GRAT II
By:
Name:
Title:

Signature Page to Support Agreement

MPK-DT 2006 GRAT I
By:
Name:
Title:

MPK DT 2006 GRAT III
By:
Name:
Title:

MPK 2006 GRAT I
By:
Name:
Title:

MPK 2006 GRAT II
By:
Name:
Title:

Signature Page to Support Agreement

Schedule A

		Options to Purchase
Shareholder	Shares of Common Stock	Common Stock
Michael P. Krasny Revocable Trust U/A/D July 1, 1993	12,359,779	35,080
Circle of Service Foundation, Inc	431,786	0
MPK-DT 2005 GRAT I	436,538	0
MPK-DT 2006 GRAT II	1,000,000	0
MPK DT 2006 GRAT III	1,000,000	0
MPK 2006 GRAT I	1,000,000	0
MPK 2006 GRAT II	1,000,000	0
MPK-DT 2006 GRAT I	419,959	0

TOTAL:	17,648,062	0

Exhibit C
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CDW CORPORATION
     FIRST: The name of the Corporation is CDW Corporation (hereinafter the “Corporation”).
     SECOND: The registered agent of the Corporation is Illinois Corporation Service Company. The address of its registered office in the State of Illinois is 801 Adlai Stevenson Drive, Springfield, Illinois 62703.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be incorporated under the Illinois Business Corporation Act, as amended (hereinafter the “IBCA”).
     FOURTH: The aggregate number of shares of stock that the Corporation is authorized to issue is One Thousand (1,000) shares of common stock, par value of $.01 per share (the “Common Stock”).
     FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:
     (1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.
     (2) The board of directors shall have power, without the assent or vote of the shareholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.
     (3) The directors, in their discretion, may submit any contract or act for approval or ratification at any annual meeting of the shareholders for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the outstanding shares of stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the

Corporation, whether or not the contract or act would otherwise be open to legal attack because of any director’s interest, or for any other reason.
     (4) In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Illinois, of these Articles, and to any by-laws from time to time made by the shareholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.
     SIXTH: The Corporation shall, to the full extent permitted by Section 8.75 of the Illinois Business Corporation Act, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.
     SEVENTH: To the fullest extent permitted by the IBCA, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages, for breach of his fiduciary duty as a director; provided, that nothing herein shall be construed to eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (c) under Section 8.65 of the Illinois Business Corporation Act, as amended, or (d) for any transaction from which the director derived an improper personal benefit.
     (1) Nature of Indemnity. Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the IBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all cost, expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (2) of this Article Seventh, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article Seventh shall be a contract right and, subject to paragraphs (2) and (4) of this Article Seventh, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect and exclusions as the foregoing indemnification of directors and officers.
     (2) Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under paragraph (1) of this Article Seventh or advance of expenses under paragraph (4) of this Article Seventh shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Seventh is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Seventh shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the IBCA for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the IBCA, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     (3) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Seventh.
     (4) Expenses. Expenses incurred by any person described in paragraph (1) of this Article Seventh in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.
     (5) Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Seventh and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.
     (6) Contract Rights. The provisions of this Article Seventh shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Seventh and the relevant provisions of the IBCA or other applicable law are in effect, and any repeal or modification of this Article Seventh or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.
     (7) Merger or Consolidation. For purposes of this Article Seventh, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Seventh with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
     (8) Repeal or Modification. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     (9) Non-exclusivity of Article Seventh. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Seventh shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the articles of incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise.
     EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders, directors and officers are subject to this reserved power.
     NINTH: Except as otherwise provided in these Articles of Incorporation or in the by-laws of the Corporation, the holders of a majority of the outstanding shares of stock of the Corporation are authorized to take any action which, but for this provision, would require the vote or other action of the holders of more than a majority of such shares.
     TENTH: No holder of any class of shares of stock of the Corporation shall, as such holder, have any preemptive or preferential right to purchase or subscribe to any shares of any class of stock of the Corporation, whether now or hereafter authorized, whether unissued or in treasury; or to purchase any obligations convertible into shares of any class of stock of the Corporation, which at any time may be proposed to be issued by the Corporation or subjected to rights or options to purchase granted by the Corporation.
     ELEVENTH: No holder of shares of any class of the stock of the Corporation shall have the right to cumulate his voting power in the election of the Board of Directors and the right to cumulate voting described in Illinois Business Corporation Act, as amended, is hereby specifically denied to the holders of shares of the Corporation.

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